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Exhibit 99(a)(1)(A)

        OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
LIFECORE BIOMEDICAL, INC.
AT
$17.00 NET PER SHARE
BY
SBT ACQUISITION INC.,
A WHOLLY OWNED SUBSIDIARY OF
SBT HOLDINGS INC.,
WHICH IS WHOLLY OWNED BY
WARBURG PINCUS PRIVATE EQUITY IX, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON MARCH 20, 2008 UNLESS THE OFFER IS EXTENDED.

        SBT Acquisition Inc., a Minnesota corporation ("Purchaser") and a direct wholly owned subsidiary of SBT Holdings, Inc., a Delaware corporation ("Parent"), is offering to purchase for cash all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Lifecore Biomedical, Inc., a Minnesota corporation ("Lifecore"), at a price of $17.00 per Share, net to the seller in cash (the "Offer Price"), without interest and less any required withholding taxes, if any, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 15, 2008, among Lifecore, Parent and Purchaser (the "Merger Agreement"), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Lifecore and Lifecore will be the surviving corporation (the "Merger").

        The board of directors of Lifecore duly and unanimously (i) determined that it was in the best interests of Lifecore and its shareholders, and declared it advisable, to enter into the Merger Agreement with Parent and Purchaser; (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (iii) resolved to recommend that the shareholders of Lifecore accept the Offer and tender their Shares to Purchaser pursuant to the Offer. Accordingly, the board of directors of Lifecore unanimously recommends that shareholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn before the expiration of the Offer that number of Shares which represents at least a majority of the total number of Shares outstanding immediately prior to the expiration of the Offer on a fully diluted basis (the "Minimum Condition"). The Offer is also subject to certain other conditions. See "The Offer—Section 13. Conditions of the Offer."

        A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES (I) THROUGH (VII). THIS OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER SHARES IN THE OFFER.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016

February 21, 2008

IMPORTANT

        If you wish to tender all or any portion of your Shares in the Offer, you should either:

          (a) complete and sign the Letter of Transmittal for the Offer (or a manually executed facsimile thereof) in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such executed facsimile thereof) and any other required documents to Wells Fargo Bank, N.A., the "Depositary" for the Offer, and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or such executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in "The Offer—Section 3. Procedures for Tendering Shares" of this Offer to Purchase, in each case by the Expiration Date (as defined herein) of the Offer, or

          (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the tender of your Shares in the Offer. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares in the Offer.

        If you wish to tender your Shares in the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary by the expiration of the Offer, you may tender your Shares in the Offer by following the procedures for guaranteed delivery described in "The Offer—Section 3. Procedures for Tendering Shares" of this Offer to Purchase.

* * *

        Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

TABLE OF CONTENTS

SUMMARY TERM SHEET		i
INTRODUCTION		1
THE OFFER		4
1.	Terms of the Offer	4
2.	Acceptance for Payment and Payment for Shares	6
3.	Procedures for Tendering Shares	7
4.	Withdrawal Rights	10
5.	Material United States Federal Income Tax Consequences of the Offer and the Merger	10
6.	Price Range of Shares; Dividends	13
7.	Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations	14
8.	Certain Information Concerning Lifecore	15
9.	Certain Information Concerning Purchaser and Parent	18
10.	Background of the Offer; Contacts with Lifecore	20
11.	Purpose of the Offer and Plans for Lifecore; Merger Agreement and Other Matters	24
12.	Source and Amount of Funds	47
13.	Conditions of the Offer	48
14.	Dividends and Distributions	49
15.	Certain Regulatory and Legal Matters	50
16.	Fees and Expenses	55
17.	Miscellaneous	55
ANNEX A		56

SUMMARY TERM SHEET

        This summary highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should read carefully this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to fully understand the Offer, the Merger and the related transactions.

Securities Sought	All issued and outstanding shares of common stock, par value $0.01 per share, of Lifecore Biomedical, Inc.
Price Offered Per Share	$17.00 net to the seller in cash, without interest and less any required withholding taxes, if any.
Scheduled Expiration of Offer	5:00 p.m., New York City time, on March 20, 2008 unless the Offer is extended. See "The Offer—Section 1. Terms of the Offer."
Purchaser	SBT Acquisition Inc., a Minnesota corporation and a wholly owned subsidiary of SBT Holdings Inc., a Delaware corporation.
Minimum Condition	At least a majority of the total number of Shares outstanding immediately prior to the expiration of the Offer on a fully diluted basis.
Lifecore Board of Directors' Recommendation	The Lifecore board of directors unanimously recommends that the Lifecore shareholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        The following are some of the questions you, as a shareholder of Lifecore, may have and our answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and in the Letter of Transmittal.

Who is offering to buy my shares?

        Our name is SBT Acquisition Inc. We are a Minnesota corporation and a wholly owned subsidiary of SBT Holdings Inc., a Delaware corporation. Unless the context indicates otherwise, we will use the terms "us," "we," "our" and "Purchaser" in this Offer to Purchase to refer to SBT Acquisition Inc. and "Parent" to refer to SBT Holdings Inc. We will use the term "Lifecore" or the "Company" to refer to Lifecore Biomedical, Inc.

        Purchaser and Parent were formed for the purpose of entering into a transaction with, and acquiring control of, Lifecore.

        Parent is owned by Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership ("WPPE IX"), a private equity fund managed by Warburg Pincus LLC ("Warburg Pincus"). See "The Offer—Section 9. Certain Information Concerning Purchaser and Parent."

What securities are you offering to purchase?

        We are offering to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Lifecore. Unless the context requires otherwise, we refer to each share of common stock of Lifecore as a "share" or "Share". See "Introduction."

i

How much are you offering to pay for my shares and what is the form of payment?

        We are offering to pay $17.00 per share net to the seller in cash, without interest and less any required withholding taxes, if any. See "Introduction" and "The Offer—Section 1. Terms of the Offer."

Will I have to pay any fees or commissions?

        If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, bank, trust company or other nominee, and your nominee tenders your Shares on your behalf, your nominee may charge you a fee for doing so. You should consult your broker, dealer, bank, trust company or other nominee to determine whether any charges will apply. See "The Offer—Section 3. Procedures for Tendering Shares."

Do you have the financial resources to pay for the shares?

        We estimate that we will need up to approximately $240,000,000 to purchase Shares tendered pursuant to the Offer, to complete the Merger and to pay the consideration in respect of outstanding Shares converted in the Merger into the right to receive the per Share amount paid in the Offer and to cash out options to acquire Shares. Under an equity commitment letter dated January 15, 2008, WPPE IX has agreed to provide $240,000,000 to Parent to consummate the Offer and the Merger. Purchaser will obtain sufficient funds to consummate the purchase of Shares in the Offer and the Merger and other transactions described above by means of a capital contribution from Parent. Consummation of the Offer is not subject to any financing conditions. See "The Offer—Section 12. Source and Amount of Funds."

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  we, through Parent, will have sufficient funds available to purchase all Shares tendered in the Offer;

  •
  the Offer is not subject to any financing condition; and

  •
  if we consummate the Offer, we expect to acquire any Shares not tendered in the Offer for the same cash price in the Merger, which also will not be subject to any financing condition.

        See "The Offer—Section 12. Source and Amount of Funds."

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn before the expiration of the Offer that number of Shares which together represents at least a majority of the total number of Shares then outstanding on a fully diluted basis (the "Minimum Condition"). The Offer is also subject to other conditions. See "The Offer—Section 13. Conditions of the Offer."

Is there an agreement governing the Offer?

        Yes. Lifecore, Parent and Purchaser have entered into an Agreement and Plan of Merger, dated as of January 15, 2008, which we refer to as the "Merger Agreement". The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the Merger of Purchaser into

Lifecore. See "The Offer—Section 11. Purpose of the Offer and Plans for Lifecore; Merger Agreement and Other Matters."

What is the purpose of the Offer?

        We are making the Offer in order to obtain control of, and acquire the entire equity in, Lifecore. Pursuant to the Merger Agreement, we are required to commence the Offer as the first step in our plan to acquire all of the outstanding Shares of Lifecore. After the completion of the Offer and the satisfaction or waiver of certain conditions, we will be merged with and into Lifecore and Lifecore will be the surviving corporation. See "The Offer—Section 10. Background of the Offer; Contacts with Lifecore" and "The Tender Offer—Section 11. Purpose of the Offer and Plans for Lifecore; Merger Agreement and Other Matters."

What does Lifecore's board of directors recommend?

        The board of directors of Lifecore unanimously recommends that shareholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by law, adopt the Merger Agreement.

How long do I have to decide whether to tender into the Offer?

        You will have at least until 5:00 p.m., New York City time, on March 20, 2008 to tender your Shares in the Offer unless we elect to extend the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in "The Offer—Section 3. Procedures for Tendering Shares."

Can the Offer be extended and under what circumstances?

        Yes. We have agreed in the Merger Agreement that, if any of the conditions to the Offer have not been satisfied or waived, we will extend the Offer beyond March 20, 2008 until the satisfaction or waiver of these conditions if Parent determines such conditions may be satisfied prior to June 13, 2008 (in certain circumstances that date may be extended to August 27, 2008). Notwithstanding the foregoing, either Parent or Lifecore may terminate the Merger Agreement at any time after June 13, 2008 (or, if such date is extended, August 27, 2008); provided that, a party who is the principal cause of the conditions of the Offer not being satisfied or the Shares not having been accepted for payment will not be able to exercise this termination right.

        We have agreed in the Merger Agreement that if, at the scheduled expiration date of the Offer the conditions for the Offer have been satisfied or waived, but the number of Shares that have been validly tendered and not withdrawn, when added to the Shares beneficially owned by Parent (if any) represents less than 90% of the then-issued and outstanding Shares on a fully diluted basis, then we may extend the expiration date of the Offer (if permitted under applicable law) for up to two periods, each for up to five (5) Business Days.

        If permitted under applicable law, we also may elect to provide one or more subsequent offering periods for the Offer. A subsequent offering period, if included, will be an additional period of time beginning after we have purchased Shares tendered during the Offer, during which time any remaining shareholders may tender, but not withdraw, their Shares and receive the offer consideration. We currently do not intend to include a subsequent offering period, although we reserve the right to do so. See "The Offer—Section 1. Terms of the Offer."

How will I be notified if the Offer is extended?

        If we decide to extend the Offer, we will inform Wells Fargo Bank, N.A., the Depositary, of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. See "The Offer—Section 1. Terms of the Offer."

How do I tender my Shares?

        To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other required documents, to Wells Fargo Bank, N.A., the Depositary, not later than the time the Offer expires. If your shares are held in street name by your broker, dealer, bank, trust company or other nominee, you should contact your nominee and give instructions that your shares be tendered. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may be able to obtain three additional trading days to tender your shares using the enclosed Notice of Guaranteed Delivery. See "The Offer—Section 3. Procedures for Tendering Shares."

If I accept the Offer, when will I get paid?

        If the conditions are satisfied and we consummate the Offer and accept your validly tendered shares for payment, you will receive a check in an amount equal to the number of Shares you tendered multiplied by the Offer Price of $17.00, without interest and less any required withholding taxes, if any, promptly following expiration of the Offer. See "The Offer—Section 3. Procedures for Tendering Shares."

May I withdraw my previously tendered shares?

        You may withdraw tendered shares at any time until the Offer has expired. You also may withdraw, after April 20, 2008, Shares tendered and not accepted if the Offer has not expired prior to that date. You may not, however, withdraw Shares tendered during any subsequent offering period.

        To withdraw previously tendered Shares, you must deliver a written, telegraphic or facsimile withdrawal notice to the Depositary at one of its addresses set forth on the back cover to this Offer to Purchase, prior to the expiration of the Offer. If you tendered your Shares by giving instructions to your broker, dealer, bank, trust company or other nominee, you must instruct your broker, dealer, bank, trust company or other nominee to arrange for the withdrawal of your Shares. See "The Offer—Section 3. Procedures for Tendering Shares."

How will my stock options be treated in the Offer?

        If you hold stock options issued by Lifecore, you may tender, prior to the expiration of the Offer, the shares issued upon exercise of such options by validly exercising your Lifecore options and completing any payments required upon exercise.

        Prior to the effective time of the Merger (the "Effective Time"), Lifecore will provide each holder of a stock option that is "in-the-money" a stock option cancellation agreement (each, a "Stock Option Cancellation Agreement"), which the stock option holder may execute and deliver to Lifecore. At the Effective Time, all stock options subject to a validly executed and delivered Stock Option Cancellation Agreement will be canceled and each holder thereof will receive from Lifecore an amount (subject to any applicable withholding) in cash equal to the product of (x) the excess, if any, of the merger consideration (i.e., $17.00 per share in cash, without interest and less any required withholding taxes, if any) over the exercise price per Share of such stock option multiplied by (y) the number of Shares subject to such stock option (with the aggregate amount of such payment rounded up to the nearest whole cent).

        Each stock option outstanding immediately prior to the Effective Time that is not subject to a Stock Option Cancellation Agreement will be substituted for an option to purchase shares of common stock of the surviving corporation of the Merger, or, at Parent's election, any direct or indirect parent of the surviving corporation (each, a "Rollover Option"). Each Rollover Option will be adjusted equitably to prevent any increase or decrease in the intrinsic value of its corresponding stock option as a result of the transactions contemplated by the Merger Agreement. At the election of Parent, the substitution of Rollover Options may be satisfied either by assumption and continuation of the corresponding stock options and the Lifecore option plans under which such stock options have been granted or by granting new Rollover Options under a stock incentive plan established by the surviving corporation or, at the election of Parent, any direct or indirect parent of the surviving corporation. See "The Offer—Section 11. Purpose of the Offer and Plans for Lifecore; Merger Agreement and Other Matters."

Has any shareholder previously agreed to tender Shares in the Offer?

        The Company has informed us that each director and executive officer of Lifecore intends to tender his Shares in the Offer.

Do you currently own any Shares?

        No.

What is the top-up option and when could it be exercised?

        Upon the unanimous recommendation of the special committee of the board of directors of Lifecore, and with the unanimous approval of Lifecore's board of directors, Lifecore has granted us an irrevocable option (the "top-up option") to purchase from Lifecore, at a price per share equal to the Offer Price, the lesser of (i) a number of Shares that, when added to the number of Shares owned by Parent or Purchaser at the time of such exercise, will constitute one Share more than 90% of the total number of Shares then outstanding on a fully diluted basis (assuming the issuance of the Shares purchased under the top-up option) or (ii) the aggregate number of Shares Lifecore is authorized to issue under its amended and restated articles of incorporation, but that are not issued and outstanding (and not otherwise subscribed for or otherwise committed to be issued) at the time of exercise of the top-up option. The purchase price may be paid by Parent or Purchaser, at its election, either entirely in cash or by executing and delivering to Lifecore a promissory note having a principal amount equal to the purchase price. Parent or Purchaser may exercise the top-up option, in whole or in part, at any time at or after the initial acceptance for payment by Purchaser of Shares pursuant to the Offer and prior to the earlier of (x) the Effective Time and (y) the termination of the Merger Agreement. The obligation of Lifecore to issue Shares in connection with the exercise of the top-up option is subject to the conditions that (i) no provision of any applicable law and no judgment, injunction, order or decree shall prohibit the exercise of the top-up option or the delivery of the Shares in respect of such exercise; (ii) the issuance of Shares pursuant to the top-up option would not require approval of Lifecore's shareholders under applicable law or regulation (including, without limitation, the NASDAQ National Market rules and regulations, including Section 4350); and (iii) Parent or Purchaser has accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn. The top-up option is intended to expedite the timing of the completion of the Merger by permitting us to effect a "short-form" merger pursuant to applicable Minnesota law at a time when the approval of the Merger at a meeting of Lifecore's shareholders would be assured because our ownership would represent at least a majority of the voting power of all Shares entitled to vote. See "The Offer—Section 11. Purpose of the Offer and Plans for Lifecore; Merger Agreement and Other Matters."

v

Will the Offer be followed by a merger if all of the Shares are not tendered in the Offer?

        Yes. If we accept for payment and pay for at least a majority of the Shares on a fully diluted basis, we expect to effect the Merger. If that Merger takes place, all remaining shareholders of Lifecore (other than Parent and Purchaser) will receive $17.00 per Share net in cash without interest and less any required withholding taxes, if any, and Lifecore will become a wholly owned subsidiary of Parent. See "The Offer—Section 7. Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Securities Exchange Act Registration and Margin Regulations".

If I do not tender but the Offer is successful, what will happen to my Shares?

        If the Offer is successful, we will own a sufficient number of Shares to enable us to acquire the remainder of the Shares in the Merger, subject to the terms and conditions of the Merger Agreement. If the Merger described above takes place, shareholders not tendering in the Offer who do not exercise dissenters' rights will receive the same amount of cash per share that they would have received had they tendered their shares in the Offer. If, after the purchase of shares pursuant to the Offer, any subsequent offering period and any exercise of the top-up option, we own at least 90% of the outstanding Shares on a fully diluted basis, then, once the other conditions to completion of the Merger are satisfied or waived, we may then merge into Lifecore in a "short-form" merger pursuant to applicable Minnesota law, which will not require a vote of Lifecore's shareholders. If we do not acquire a sufficient number of Shares to allow for a "short-form" merger, Lifecore will call a special meeting of shareholders to vote upon the Merger and Purchaser and Parent will vote all Shares held by them to approve the Merger. See "The Offer—Section 7. Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Securities Exchange Act Registration and Margin Regulations" and "The Offer—Section 12. Source and Amount of Funds."

If a majority of Shares are tendered, will the Company continue as a public company?

        Upon consummation of the Merger, the Company will no longer be publicly owned. In addition, prior to the consummation of the Merger, if we purchase Shares in the Offer, there may be so few remaining shareholders and publicly held Shares that the Shares may no longer be eligible to be traded through the NASDAQ Global Market or any other securities market. If that occurs, there may not be a public trading market for the Shares, or any public trading market may be highly illiquid and the Company may no longer be required to make filings with the Securities and Exchange Commission or otherwise comply with the Securities and Exchange Commission rules relating to publicly held companies. In addition, it is possible that, following the Offer, the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See "The Offer—Section 7. Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Securities Exchange Act Registration and Margin Regulations."

Will there be a change in the Company's board of directors following the Offer?

        Under the terms of the Merger Agreement, following the purchase of Shares pursuant to the Offer, Parent will be entitled to designate for appointment to the board of directors of the Company a pro rata number of directors based upon the percentage that the Shares owned by Parent and its affiliates bears to the total number of Shares then outstanding (including Shares accepted for payment in the Offer) subject to the requirement that a minimum of two "disinterested" members of the current board of directors of the Company remain in office until the consummation of the Merger.

Are dissenters' rights available in connection with the Offer?

        No. Dissenters' rights are not available in connection with the Offer. After the Offer, if the Merger takes place, dissenters' rights will be available to holders of Shares who do not vote in favor of the Merger, subject to and in accordance with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act. A holder of Shares must properly perfect its right to dissent under Minnesota law in connection with the Merger in order to exercise dissenters' rights. The value that you would receive if you perfect dissenters' rights could be more or less than the price per Share to be paid in the Merger. See "The Offer—Section 15. Certain Regulatory and Legal Matters."

What are the material U.S. federal income tax consequences of the Offer?

        The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger is a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, you will recognize, for U.S. federal income tax purposes, gain or loss equal to the difference between your adjusted tax basis in the Shares surrendered and the amount of cash you receive for those Shares. You are strongly urged to consult your tax advisor on the tax implications of tendering your Shares in the Offer or receiving cash in exchange for your Shares in the Merger. See "The Offer—Section 5. Material United States Federal Income Tax Consequences of the Offer and the Merger."

What is the market value of my Shares as of a recent date?

        On January 14, 2008, the last trading day prior to the public announcement of the terms of the Offer and the Merger, the closing price of Lifecore's common stock reported on the NASDAQ Global Market was $12.84 per Share. On February 19, 2008, the second to last trading day before commencement of the Offer, the closing price of Lifecore's common stock reported on the NASDAQ Global Market was $16.78 per Share. You should obtain a recent quotation for your Shares before deciding whether or not to tender. See "The Offer—Section 6. Price Range of Shares; Dividends."

Whom can I call with questions about the Offer?

        You can call MacKenzie Partners, Inc., our information agent for the Offer, toll-free at (800) 322-2885, or collect at (212) 929-5500. See the back cover of this Offer to Purchase for additional information on how to contact our information agent.

To the Holders of Shares of Lifecore Biomedical, Inc.:

INTRODUCTION

        We, SBT Acquisition Inc., a Minnesota corporation ("Purchaser") and a direct wholly owned subsidiary of SBT Holdings Inc., a Delaware corporation ("Parent"), are offering to purchase all outstanding shares of common stock, par value $0.01 per share ("Shares"), of Lifecore Biomedical, Inc., a Minnesota corporation ("Lifecore"), at a price of $17.00 per Share, net to the seller in cash (the "Offer Price"), without interest and less any required withholding taxes, if any, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). We, Parent and Lifecore have entered into an Agreement and Plan of Merger, dated as of January 15, 2008 (the "Merger Agreement"), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, we will be merged with and into Lifecore and Lifecore will be the surviving corporation (the "Merger").

        The Offer is not subject to any financing conditions. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn before the expiration of the Offer that number of Shares which represents at least a majority of the total number of Shares outstanding immediately prior to the expiration of the Offer on a fully diluted basis (the "Minimum Condition"). The Offer is also subject to certain other conditions. See "The Offer—Section 13. Conditions of the Offer."

        The Offer will expire at 5:00 p.m., New York City time, on March 20, 2008, or any later time to which we, subject to the terms of the Merger Agreement, extend the period of time during which the Offer is open. The term "Expiration Date" means 5:00 p.m., New York City time, on March 20, 2008, or any later time to which Purchaser, subject to the terms of the Merger Agreement, extends the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, so extended, expires.

        The board of directors of Lifecore has duly and unanimously (i) determined that it was in the best interests of Lifecore and its shareholders, and declared it advisable, to enter into the Merger Agreement with Parent and Purchaser; (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (iii) resolved to recommend that the shareholders of Lifecore accept the Offer, tender their Shares to Purchaser pursuant to the Offer and adopt the Merger Agreement ((i) through (iii) above, the "Company Board Recommendation"). Accordingly, the board of directors of Lifecore unanimously recommends that shareholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        For factors considered by the board of directors of Lifecore, see Lifecore's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer, a copy of which (without certain exhibits) is being furnished to shareholders concurrently herewith.

        On January 14, 2008, Piper Jaffray & Co. ("Piper Jaffray") delivered to the special committee of the board of directors of Lifecore (the "Special Committee") and to Lifecore's board of directors its written opinion to the effect that, as of January 14, 2008, the $17.00 per Share consideration to be received by the holders of Shares in the Offer and the Merger was fair, from a financial point of view, to such holders.

        The full text of the written opinion of Piper Jaffray, dated as of January 14, 2008, is attached to Lifecore's Schedule 14D-9 as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by it in rendering its opinion. We encourage you to read the entire opinion carefully. Piper Jaffray's opinion is directed to Lifecore's board of directors and addresses only the fairness from a financial point of view of the $17.00 per Share consideration to be received by holders of Shares in the Offer as of the date of the opinion. It does not address any other aspects of the Offer and the Merger and does not constitute a recommendation to any Lifecore shareholder whether such shareholder should accept the Offer. This summary of the opinion of Piper Jaffray set forth in this Offer to Purchase is qualified in its entirety by reference to the full text of the opinion.

        The Offer is the first step in our plan to acquire all of the outstanding Shares, as provided in the Merger Agreement. At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held by Parent or Purchaser or any wholly owned subsidiary of Parent and Shares that are owned by shareholders who have perfected and not withdrawn a demand for dissenters' rights pursuant to the provisions of the Minnesota Business Corporation Act (the "MBCA")) will, by virtue of the Merger and without action by the holder thereof, be canceled and converted into the right to receive an amount in cash, without interest and less any required withholding taxes, if any, equal to the Offer Price (the "Merger Consideration"), payable to the holder thereof upon surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in "The Offer—Section 11. Purpose of the Offer and Plans for Lifecore; Merger Agreement and Other Matters."

        If we purchase Shares pursuant to the Offer, we and our affiliates will own at least a majority of the voting power of all Shares entitled to vote. Therefore, we will be able to effect the Merger without the affirmative vote of any other Lifecore shareholder.

        If the Merger takes place, all remaining shareholders of Lifecore (other than Parent and Purchaser) will receive $17.00 per Share net in cash without interest and less any required withholding taxes, if any, and Lifecore will become a wholly owned subsidiary of Parent.

        If, as a result of the Offer or otherwise, Purchaser owns more than 90% of the outstanding Shares on a fully diluted basis, under the MBCA, we will be able to effect the Merger without the affirmative vote of any other shareholder (a "short-form merger"). Pursuant to the Merger Agreement, in the event that, following completion of the Offer, we own at least 90% of the outstanding Shares on a fully diluted basis, including Shares acquired in any subsequent offering period and through any exercise of the top-up option (as defined below), Parent may effect a short-form merger of Purchaser into Lifecore in accordance with Section 302A.621 of the MBCA as soon as reasonably practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement and each then outstanding Share (other than Shares held by Parent or Purchaser or any wholly owned subsidiary of Parent and Shares that are owned by shareholders who have perfected and not withdrawn a demand for dissenters rights pursuant to the provisions of the MBCA), will automatically be converted into the right to receive the Merger Consideration. See "The Offer—Section 15. Certain Regulatory and Legal Matters."

        Dissenters' rights are not available in connection with the Offer. After the Offer, if the Merger takes place, dissenters' rights will be available to holders of Shares who do not vote in favor of the Merger, subject to and in accordance with Sections 302A.471 and 302A.473 of the MBCA. A holder of Shares must properly perfect its right to dissent under Minnesota law in connection with the Merger in order to exercise dissenters' rights. The value that you would receive if you perfect dissenters' rights could be more or less than the price per Share to be paid in the Merger. See "The Offer—Section 15. Certain Regulatory and Legal Matters."

        If your Shares are registered in your name and you tender directly to the Depositary (as defined below), you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by us pursuant to the Offer. If you hold your Shares through a broker, dealer, bank, trust company or other nominee, you should check with your broker, dealer, bank, trust company or other nominee as to whether they charge any service fees. However, if you do not complete and sign the Substitute Form W—9 that is included in the Letter of Transmittal, or a Form W-8BEN or other Form W—8, as applicable, you may be subject to a required backup federal income tax withholding of 28% of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See "The Offer—Section 5. Material United States Federal Income Tax Consequences of the Offer and the Merger" for more information regarding the material tax consequences of the Offer and the Merger to holders of Shares.

        Purchaser will pay all fees and expenses of Wells Fargo Bank, N.A., as depositary (the "Depositary"), and MacKenzie Partners, Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See "The Offer—Section 3. Procedures for Tendering Shares."

        This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both carefully and in their entirety before any decision is made with respect to the Offer.

THE OFFER

1.    Terms of the Offer

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Shares validly tendered and not withdrawn on or prior to the Expiration Date in accordance with the procedures set forth in "—Section 4. Withdrawal Rights."

        The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in "—Section 13. Conditions of the Offer" (collectively, the "Tender Offer Conditions"). We may terminate the Offer without purchasing any Shares if certain events described in Section 13 occur.

        We reserve the right, from time to time, and subject to certain conditions, to waive any of the conditions to the Offer, increase the Offer Price or modify the terms of the Offer. We have agreed, however, pursuant to the Merger Agreement, that we will not, without the prior written consent of Lifecore, (i) decrease the Offer Price or change the form of consideration payable in the Offer; (ii) decrease the number of Shares sought to be purchased in the Offer; (iii) amend or waive satisfaction of the Minimum Condition; (iv) impose conditions to the Offer in addition to the conditions to the Offer set forth in the Merger Agreement; or (v) amend the conditions to the Offer in any manner that is adverse to the holders of the Shares. We will not terminate or withdraw the Offer other than in connection with the termination of the Merger Agreement in accordance with its terms. However, without the consent of Lifecore, if on any date as to which the Offer is scheduled to expire, any of the Tender Offer Conditions has not been satisfied or waived, we may extend the Offer beyond the scheduled expiration until the satisfaction or waiver of these conditions; provided however that if the Offer is extended for this reason, either Parent or Lifecore may terminate the Merger Agreement at any time after June 13, 2008 (in certain circumstances that date is extended to August 27, 2008), subject to certain restrictions.

        We have agreed in the Merger Agreement that if, at the scheduled expiration date of the Offer, all of the Tender Offer Conditions have been satisfied or waived, but the number of Shares that have been validly tendered and not withdrawn, when added to the Shares beneficially owned by Parent or any of its subsidiaries, represents less than 90% of the then-issued and outstanding Shares on a fully diluted basis, we may extend the expiration date of the Offer (if permitted under applicable law) for up to two periods, each for up to five (5) business days. We will extend the Offer for any period required by any rule, regulation interpretation or position of the Commission or its staff applicable to the Offer. We may elect to provide for a subsequent offering period (and one more extensions thereof) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934 (the "Exchange Act") and in compliance with all other provisions of applicable law, provided that, in accordance with Rule 14d-11, we shall immediately accept and promptly pay for all Shares tendered during any such subsequent offering period. A subsequent offering period would be an additional period of time of between three and 20 business days during which the shareholder may tender Shares not tendered in the Offer. A subsequent offering period, if one is provided, is not an extension of the Offer, which already will have been completed. During a subsequent offering period, tendering shareholders will not have withdrawal rights. Notwithstanding the foregoing, we are not required to extend the Offer for any additional periods. During any extension of the initial offering period, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See "—Section 4. Withdrawal Rights." You may also withdraw, after April 20, 2008, Shares tendered and not accepted if the Expiration Date has not occurred prior to that date.

        If we extend the Offer or are delayed in our acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares, or are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the our rights under the Offer, the

Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in "—Section 4. Withdrawal Rights." However, our ability to delay payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of our Offer.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), we currently intend to make announcements regarding the Offer by issuing a press release.

        If we make a material change in the terms of the Offer, or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the changes. In contrast, a minimum 10-business day period from the date of such change is generally required to allow for adequate dissemination of new information to shareholders in connection with a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through midnight, New York City time.

        If we decide, in our sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then we will extend the Offer until at least the expiration of 10 business days from the date the notice of the increase is first published, sent or given to holders of Shares.

        If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

        We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the Commission, not to accept for payment any Shares if, at the expiration of the Offer, any of the Tender Offer Conditions have not been satisfied or upon the occurrence of any of the events set forth in Section 13 hereof. Under certain circumstances, we, Parent and Lifecore may terminate the Merger Agreement and the Offer.

        We may elect to provide for a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act and in compliance with all other provisions of applicable law, provided that, in accordance with Rule 14d-11, we shall immediately accept and promptly pay for all Shares tendered during any such subsequent offering period. A subsequent offering period would be an additional period of time of between three and 20 business days during which the shareholder may tender Shares not tendered in the Offer. If we elect to provide for a subsequent offering period, and such period is less than 20 business days, we may extend the subsequent offering period one or more times, in our sole discretion, up to an aggregate of 20 business days. A subsequent offering period, if one is provided, is not an extension of the Offer, which already will have been completed. During a subsequent offering period and any extensions thereof, tendering shareholders will not have withdrawal rights. Notwithstanding the foregoing, we are not required to extend the Offer for any additional periods. During any extension of the initial offering period, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See "—Section 4. Withdrawal Rights." You may also withdraw, after April 20, 2008, Shares tendered and not accepted if the Expiration Date has not occurred prior to that date.

        We do not currently intend to provide a subsequent offering period in the Offer, although we reserve the right to do so. If we elect to include or extend any subsequent offering period, we will make a public announcement of such inclusion or extension no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date or date of termination of any prior subsequent offering period.

        Lifecore has agreed to provide Purchaser with mailing labels containing the names and addresses of all record holders of Shares, any available computer files containing the names and addresses of all record and beneficial holders of Shares and security position listings of Shares held in stock depositories for the purpose of disseminating the Offer to the holders of Shares. We will mail this Offer to Purchase and the related Letter of Transmittal to record holders of Shares and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.    Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, and will pay for, all Shares validly tendered and not properly withdrawn at the Expiration Date promptly after the Expiration Date. In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the Commission, we reserve the right to delay acceptance for payment of, or payment for, Shares, in order to comply in whole or in part with any other applicable law. If we propose to delay payment for Shares accepted pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1 under the Exchange Act, we will extend the Offer.

        In all cases, we will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in "—Section 3. Procedures for Tendering Shares," (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. See "—Section 3. Procedures for Tendering Shares." Accordingly, tendering shareholders may be paid at different times depending upon when share certificates or book-entry confirmations with respect to Shares are actually received by DTC.

        For purposes of the Offer, we will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for purposes of receiving payments from us and transmitting such payments to you. Under no circumstances will we pay interest on the consideration paid for

Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in payment for Shares.

        If any tendered Shares are not accepted for payment pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with DTC), without expense to you, promptly following expiration or termination of the Offer.

        If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

        We reserve the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of our subsidiaries or affiliates, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer. In addition, any such transfer or assignment may require the Expiration Date of the Offer to be extended under applicable law.

3.    Procedures for Tendering Shares

        Valid Tender of Shares.    Except as set forth below, to validly tender Shares pursuant to the Offer, either (i) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

        For Shares to be validly tendered during a subsequent offering period, the tendering Lifecore shareholder must comply with the foregoing procedures, except that required documents and Share certificates must be received during the subsequent offering period.

        Signature Guarantees and Stock Powers.    No signature guarantee is required on a Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 7 of the Letter of Transmittal. In all other cases, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution").

        If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1, 5 and 7 of the Letter of Transmittal.

        If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of certificates.

        Guaranteed Delivery.    If you wish to tender Shares pursuant to the Offer and your certificates for Shares are not immediately available, or you cannot comply with the procedure for book-entry transfer on a timely basis, or cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender such Shares by satisfying all of the requirements set forth below:

  (a)
  such tender is made by or through an Eligible Institution;

  (b)
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

  (c)
  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NASDAQ Global Market is open for business.

        The Notice of Guaranteed Delivery may be delivered by hand to the Depository or transmitted by facsimile or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at your election and risk. Delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, we recommend that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering Lifecore shareholder's acceptance of the Offer, as well as the tendering Lifecore shareholder's representation and warranty that the Lifecore shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between Purchaser and you upon the terms and subject to the conditions of the Offer.

        Backup U.S. Federal Income Tax Withholding.    See the discussion under the heading "Backup Withholding Tax and Information Reporting" in "—Section 5. Material United States Federal Income Tax Consequences of the Offer and the Merger".

        Appointment as Proxy.    By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal), unless your Shares are withdrawn, you irrevocably appoint our designees as your proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Shares tendered by you and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, we accept for payment Shares tendered by you as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by you will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will be deemed not effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the shareholders of Lifecore, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of shareholders or executing a written consent concerning any matter.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of any other shareholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding on all parties.

4.    Withdrawal Rights

        Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

        You may withdraw Shares tendered in the Offer at any time on or before the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after April 20, 2008 (if the Expiration Date has not occurred prior to that date), unless your Shares have been accepted for payment as provided in this Offer to Purchase. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to purchase Shares validly tendered under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that you are entitled to withdrawal rights described in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

        For your withdrawal of Shares to be effective, the Depositary must timely receive at one of its addresses set forth on the back cover of this Offer to Purchase a written or facsimile transmission notice of withdrawal. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in "—Section 3. Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination will be final and binding on all parties. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

        Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, you may re-tender withdrawn Shares by following one of the procedures for tendering shares described in "—Section 3. Procedures for Tendering Shares" at any time prior to the Expiration Date.

        We do not currently intend to provide a subsequent offering period following the Offer. In the event that we subsequently elect to provide a subsequent offering period, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment.

5.    Material United States Federal Income Tax Consequences of the Offer and the Merger

        The following is a general discussion of certain material U.S. federal income tax consequences to holders of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary is for general information only and is not tax advice. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to dispose of Shares in the Offer or the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). Any such change could alter the tax consequences described herein.

        This summary assumes that a holder holds Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, and does not address U.S. federal income tax considerations to holders of Shares subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, partnerships, holders liable for alternative minimum tax, holders who hold their Shares as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities and holders who obtained their Shares by exercising options or warrants). In addition, this summary does not discuss any consequences to holders of options or warrants to purchase Shares or any aspect of state, local or foreign tax law that may be applicable to any holder of Shares, or any U.S. federal tax considerations other than U.S. federal income tax considerations.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.

        The U.S. federal income tax consequences set forth below are not intended to constitute a complete description of all tax consequences relating to the Offer and the Merger. We urge you to consult your own tax advisors with respect to the specific tax consequences to you in connection with the Offer and the Merger in light of your own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

  U.S. Holders

        Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of Shares that is a citizen or resident of the United States, a domestic corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), and any estate or trust whose income is subject to U.S. federal income tax, regardless of its source (a "U.S. Holder").

  Payments with Respect to Shares

        The exchange of Shares for cash pursuant to the Offer or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received (including any cash withheld for tax purposes) and the holder's adjusted tax basis in the Shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder's holding period for the Shares is more than one year at the time of the exchange of such holder's Shares for cash. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses. If the U.S. holder acquired different blocks of Shares at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of Shares.

  Backup Withholding Tax and Information Reporting

        Payments made with respect to Shares exchanged for cash in the Offer or the Merger will be subject to information reporting and will be subject to U.S. federal backup withholding tax (at a rate of 28 percent) unless the U.S. Holder (i) in the case of backup withholding, furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing a substitute Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary) or (ii) is a corporation or other exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder's United States federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

  Non-U.S. Holders

        The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of Shares. The term "Non-U.S. Holder" means a beneficial owner that is, for U.S. federal income purposes, a nonresident alien individual (other than certain former citizens or residents subject to tax as expatriates), a foreign corporation or a foreign estate or trust.

        Non-U.S. Holders should consult their own tax advisors to determine the specific U.S. federal, state, local and foreign tax consequences that may be relevant to them.

  Payments with respect to Shares

        In general, any gain realized by a Non-U.S. Holder on the receipt of cash in exchange for Shares in the Offer or pursuant to the Merger generally will be exempt from U.S. federal income tax, unless:

  (a)
  the gain on Shares, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder's permanent establishment in the United States) (in which event (i) the Non-U.S. Holder will be subject to U.S. federal income tax as described under "U.S. Holders," but such Non-U.S. Holder should provide a Form W-8ECI instead of a Form W-9, and (ii) if the Non-U.S. Holder is a corporation, it may be subject to branch profits tax on such gain at a 30 percent rate (or such lower rate as may be specified under an applicable income tax treaty));

  (b)
  the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met (in which event the Non-U.S. Holder will be subject to tax at a flat rate of 30 percent (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares, which gain may be offset by U.S. source capital losses); or

  (c)
  Lifecore is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the non-U.S. holder's holding period, whichever period is shorter, and Lifecore's common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs. Lifecore believes that it is not, and for the past five years has not been, a U.S. real property holding corporation.

  Backup Withholding Tax and Information Reporting

        In general, if you are a Non-U.S. Holder you will not be subject to backup withholding and information reporting with respect to a payment made with respect to Shares exchanged for cash in the Offer or the Merger if you have provided the Depositary with an IRS Form W-8BEN (or a Form W-8ECI if your gain is effectively connected with the conduct of a U.S. trade or business). If Shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder's United States federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

        THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE SUMMARY OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER AND THE MERGER. HOLDERS OF SHARES ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES. NOTHING IN THIS DISCUSSION IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

6.    Price Range of Shares; Dividends

        According to Lifecore, as of February 18, 2008, there were 13,558,691 Shares issued and outstanding and there were outstanding options to purchase an aggregate of 1,257,788 Shares. The Shares currently are traded on the NASDAQ Global Market under the symbol LCBM. The following table shows the quarterly range of high and low sales prices for Shares as reported on the NASDAQ Global Market as reported in Lifecore's Annual Report on Form 10-K for its fiscal year ended June 30, 2007 with respect to periods occurring in fiscal 2006 and 2007 and as reported by published financial sources with respect to periods occurring in fiscal 2008:

	High	Low
Fiscal Year 2008
Third Quarter (through February 19, 2008)	$17.14	$12.44
Second Quarter	14.45	11.75
First Quarter	16.85	10.32
Fiscal Year Ended June 30, 2007
Fourth Quarter	$19.75	$15.79
Third Quarter	18.99	16.18
Second Quarter	17.83	14.01
First Quarter	17.19	13.32
Fiscal Year Ended June 30, 2006
Fourth Quarter	$16.16	$11.69
Third Quarter	15.99	11.36
Second Quarter	16.51	11.65
First Quarter	13.97	10.60

        On January 14, 2008, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing sales price per Share on the NASDAQ Global Market was $12.84 per Share. On February 19, 2008, the second to last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NASDAQ Global Market was $16.78 per Share. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender.

        According to its public filings, Lifecore has never paid any cash dividends on the Shares. Under the terms of the Merger Agreement, Lifecore is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Purchaser. Accordingly, unless the Merger Agreement is terminated, it is expected that Lifecore will not declare or pay any further dividends. See "—Section 14. Dividends and Distributions."

7.
Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations

        Possible Effects of the Offer on the Market for the Shares.    If the Offer is consummated then, until the Merger takes place, the number of shareholders and the number of Shares that are still in the hands of the public may be so small that there could no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by shareholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly after consummation of the Offer would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer.

        NASDAQ Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NASDAQ Global Market. According to the published guidelines of The NASDAQ Stock Market, LLC ("NASDAQ"), NASDAQ would consider disqualifying the Shares for listing on the NASDAQ Global Market (though not necessarily for listing on the NASDAQ Capital Market) if, among other possible grounds, the number of publicly held Shares falls below 750,000, the total number of beneficial holders of round lots of Shares falls below 400, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million, there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, Lifecore has shareholders' equity of less than $10 million, or the bid price for the Shares over a 30 consecutive business day period is less than $1.00. Furthermore, NASDAQ would consider delisting the Shares from NASDAQ altogether if, among other possible grounds, (a) the number of publicly held Shares falls below 500,000, (b) the total number of beneficial holders of round lots of Shares falls below 300, (c) the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million, (d) there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, (e) the bid price for the Shares over a 30 consecutive business day period is less than $1.00, or (f) (i) Lifecore has shareholders' equity of less than $2.5 million; (ii) the market value of Lifecore's listed securities is less than $35 million over a 10 consecutive business day period; and (iii) Lifecore's net income from continuing operations is less than $500,000 for the then most recently completed fiscal year and two of the last three then most recently completed fiscal years. Shares held by officers or directors of Lifecore, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for the NASDAQ Global Market or are delisted from NASDAQ altogether, the market for Shares will be adversely affected.

        If NASDAQ were to delist the Shares, the market for the Shares could be adversely effected. It is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by that market or other sources. The extent of the public market and the availability of quotations would depend, however, upon factors such as the number of shareholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as already discussed.

        After completion of the offer, the Company will be eligible to elect "controlled company" status pursuant to Rule 4350 of NASDAQ, which means that the Company would be exempt from the requirement that Lifecore's board of directors be comprised of a majority of "independent directors" and the related rules covering the independence of directors serving on the Compensation Committee of Lifecore's board of directors. The controlled company exemption does not modify the independence requirements for Lifecore's Audit Committee. We expect Lifecore to elect "controlled company" status following completion of the Offer. Following the purchase of the Shares in the Offer and the satisfaction of certain conditions, Purchaser expects to complete the Merger, following which all of the Shares will be owned by Purchaser.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Lifecore upon application to the Commission if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares.

        Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Lifecore to its shareholders and to the Commission and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with shareholders' meetings or actions in lieu of a shareholders' meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to shareholders) no longer applicable with respect to the Shares. In addition, the ability of "affiliates" of Lifecore to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities" or eligible for stock exchange listing or reporting on NASDAQ. If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.    Certain Information Concerning Lifecore

        General.    Lifecore, a Minnesota corporation, was incorporated in 1965. Lifecore has corporate headquarters at 3515 Lyman Boulevard, Chaska, Minnesota 55318-3051 and its telephone number is (612) 368-4300. Lifecore develops, manufactures and markets biomaterials and medical devices for use in various surgical markets through two divisions, the Dental Division and the Hyaluronan Division. The Dental Division conducts its dental surgery business through direct sales and marketing in the United States, France, Germany, Italy and Sweden and through distributors in 49 other countries. The Hyaluronan Division conducts its business through OEM and contract manufacturing alliances in the ophthalmic, orthopedic and veterinary surgical fields.

        Available Information.    Lifecore is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Lifecore's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Lifecore's securities, any material interests of such persons in transactions with Lifecore, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Lifecore shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference room at the Commission's office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the Commission's customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the Commission's public reference room in Washington, DC can be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Lifecore, who file electronically with the Commission. The address of that site is http://www.sec.gov.

        Sources of Information.    Except as otherwise set forth herein, the information concerning Lifecore contained in this Offer to Purchase has been based upon publicly available documents and records on file with the Commission and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Lifecore contained in such documents and records or for any failure by Lifecore to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser, or any of their respective affiliates or assigns, the Information Agent or the Depositary.

        Financial Forecasts.    During the course of the discussions and information exchange between Parent, Purchaser and Lifecore that led to the execution of the Merger Agreement, Lifecore provided us with its internally prepared financial budget for the fiscal year ended June 30, 2008 (the "Fiscal 2008 Management Budget") which is not publicly available. Prior to execution of the Merger Agreement, Lifecore provided us with certain projected information regarding the Hyaluronan Division which indicated, based on quarter-to-date operating trends for the first quarter of fiscal year 2008, the projected net sales would be approximately $412,000 less than that contemplated in the Fiscal 2008 Management Budget. During the course of information exchange between Parent, Purchaser and Lifecore following the negotiation and execution of the Merger Agreement, Lifecore provided us with certain additional projected information about Lifecore's financial performance for its fiscal years 2008, 2009, 2010, 2011, 2012, and 2013 (the "Additional Management Projections") which is not publicly available.

        Lifecore has advised us that the Fiscal 2008 Management Budget and Additional Management Projections were prepared by Lifecore management as internal financial forecasts which reflect projected information, a summary of which is set forth below, and that it does not, as a matter of course, make public any projections as to future performance or financial position. The inclusion of this information should not be regarded as an indication that we or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

        The internal financial forecasts were not prepared with a view toward public disclosure, and shareholders should not unduly rely on such forecasts. The summary of these forecasts is not being included in this Offer to Purchase to influence your decision whether to tender your shares in the Offer, but solely because these forecasts were made available by Lifecore to Parent and Purchaser. These forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Lifecore's management. Important factors that may affect actual results and result in the forecast results not being achieved include, but are not limited to: market acceptance and demand for the Company's products; future product development plans and timing; manufacturing capabilities; availability of raw materials; the results of clinical trials; FDA clearances and the related timing of such clearances; future product introductions; future revenues and profit margins; expense levels; tax rates and capital needs; the Company's ability to successfully negotiate acceptable agreements with its corporate partners; actions of the Company's competitors; quarterly or cyclical variations in financial results; changes in economic and political conditions in the countries in which Lifecore does business; and other risks that are set forth in the "Risk Factors" section, the "Legal Proceedings" section, the "Management's Discussion and Analysis of Results of Operations and Financial Conditions" section and other sections of Lifecore's 2007 Annual Report on Form 10-K.

        In addition, the forecasts may be affected by Lifecore's ability to achieve strategic goals, objectives and targets over the applicable period. These forecasts are based upon assumptions that necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond Lifecore's control. The forecasts also reflects assumptions as to certain business decisions that are subject to change. Accordingly, actual results are likely to vary significantly from those set forth in these forecasts. In addition, these forecasts were not prepared with a view toward compliance with published guidelines of the Commission, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or generally accepted accounting principles. None of Lifecore, the board of directors of Lifecore, Lifecore's advisors, agents, representatives, or other independent consultants and none of Parent, Purchaser and any of their boards of directors, advisors, agents, representatives or independent consultants can give you any assurance that actual results will not differ from these forecasts, nor do they assume any obligation to update or revise these forecasts. None of Lifecore, Parent and Purchaser intends to make publicly available any update or other revisions to any of the forecasts to reflect circumstances existing after the date of preparation of the forecasts or the occurrence of unanticipated events, even if the forecasts are inaccurate. The inclusion of the summary of these forecasts in this Offer to Purchase should not be regarded as a representation by Lifecore, Parent, Purchaser or any other person that forecast results will be achieved.

        The projected financial information does not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the Offer and the Merger. There can be no assurance that the announcement of the Offer and the Merger will not cause customers of Lifecore to delay or cancel purchases of Lifecore's products and services pending the consummation of the Offer and the Merger or the clarification of our intentions with respect to the conduct of Lifecore's business thereafter. Any such delay or cancellation of customer sales is likely to adversely affect the ability of Lifecore to achieve the results reflected in such financial projections. Further, the financial projections do not take into account the effect of any failure to occur of the Offer or the Merger and should not be viewed as accurate or continuing in that context.

        The projected financial information included in this Offer to Purchase was prepared by Lifecore's management and its independent accountants have neither examined nor compiled the accompanying prospective financial information and, accordingly, Lifecore's independent accountants have not expressed an opinion or any other form of assurance with respect thereto.

        For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this Offer to Purchase should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such.

Lifecore—Fiscal 2008 Management Budget Summary
(all amounts in dollars)

Fiscal Year Ended
Estimated 6/30/2008
Net Sales	$79,652,548
Cost of Goods Sold	(28,342,414)
Gross Profit	$51,310,135
Operating Expenses
Research and development	(6,940,669)
Marketing and sales	(23,354,850)
General and administrative	(8,671,245)
Operating Income	$12,343,371
Other Income, net	1,736,000
Income before income taxes	$14,079,371
Provision for income taxes	(5,420,558)
Net Income	$8,658,813
Net Income per common share—Diluted	$0.63

Lifecore—Additional Management Projections Summary
(all amounts in thousands of dollars, except Diluted EPS)

	Fiscal Year Ended
	Estimated 6/30/2008	Estimated 6/30/2009	Estimated 6/30/2010	Estimated 6/30/2011	Estimated 6/30/2012	Estimated 6/30/2013
Net Sales	$74,566	$85,405	$98,949	$111,816	$126,527	$143,954
Cost of Goods Sold	(27,489)	(30,429)	(34,660)	(38,244)	(42,804)	(48,595)
Gross Profit	47,077	54,976	64,289	73,572	83,723	95,359
Operating Expenses
Research and development	(6,450)	(7,080)	(7,737)	(8,446)	(9,207)	(10,043)
Marketing and sales	(22,180)	(24,983)	(28,432)	(31,990)	(35,877)	(40,212)
General and administrative	(8,700)	(9,500)	(10,562)	(11,657)	(12,876)	(14,205)
Operating Income	9,747	13,413	17,557	21,479	25,764	30,899
Other Income, net	1,950	2,200	2,350	2,470	2,590	2,710
Pre-Tax Income	11,697	15,613	19,907	23,949	28,354	33,609
Income Tax Expense	(4,562)	(6,245)	(7,963)	(9,580)	(11,342)	(13,444)
Net Income	$7,135	$9,368	$11,944	$14,369	$17,012	$20,165
Diluted EPS	$0.52	$0.67	$0.84	$1.00	$1.17	$1.37

        Lifecore's shareholders are cautioned not to place undue reliance on the above financial projections. These summary internal financial forecasts should be read together with the historical financial statements of Lifecore, which may be obtained in the manner described above under "—Available Information."

9.    Certain Information Concerning Purchaser and Parent

        Purchaser.    Our name is SBT Acquisition Inc. We are a Minnesota corporation incorporated on January 3, 2008, and a wholly owned direct subsidiary of Parent. We were formed solely for the purpose of facilitating Parent's acquisition of Lifecore. To date, we have not carried on any activities other than those incidental to our formation, in connection with the financing of the Offer and the

Merger and as otherwise contemplated by the Merger Agreement. Upon consummation of the proposed Merger, we will merge with and into Lifecore and will cease to exist, with Lifecore continuing as the surviving corporation. Our principal offices are located at c/o Warburg Pincus Private Equity IX, L.P., 466 Lexington Avenue, New York, New York, 10017.

        Parent.    SBT Holdings Inc., which we refer to as Parent, is a Delaware corporation and a wholly owned direct subsidiary of WPPE IX. Parent was formed solely for the purpose of facilitating the acquisition of Lifecore and has not engaged in any business except for activities incidental to its formation, in connection with the financing of the Offer and the Merger and as otherwise contemplated by the Merger Agreement. Parent's principal offices are located at c/o Warburg Pincus Private Equity IX, L.P., 466 Lexington Avenue, New York, New York, 10017. WPPE IX owns 100% of the outstanding equity securities of Parent. The principal executive offices of WPPE IX are located at 466 Lexington Avenue, New York, New York 10017. WPPE IX is a private equity fund affiliated with Warburg Pincus.

        Additional Information.    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors, the executive officers and control persons of Purchaser, Parent and WPPE IX are set forth in Schedule A. None of Purchaser or any of the persons listed in Schedule A hereto has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Purchaser or any of the persons listed in Schedule A hereto has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Except as set forth elsewhere in this Offer to Purchase (including Schedule A hereto), (i) none of Purchaser or, to the knowledge of Purchaser, any of the persons or entities listed in Schedule A hereto, beneficially owns or has a right to acquire any Shares or any other equity securities of Lifecore, and (ii) none of Purchaser or, to the knowledge of Purchaser, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries, has effected any transaction in the Shares or any other equity securities of Lifecore during the past 60 days.

        Except as set forth elsewhere in this Offer to Purchase (including Schedule A hereto), (i) neither Purchaser nor, to the knowledge of Purchaser, any of the persons listed on Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person, including any of Lifecore's current or former shareholders, with respect to any securities of Lifecore or with respect to the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger), and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the Commission between Purchaser or, to the knowledge of Purchaser, any of the persons listed in Schedule A hereto, on the one hand, and Lifecore or any of its executive officers, directors and/or affiliates, on the other hand.

        Except as set forth elsewhere in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser or, to the knowledge of Purchaser, any of the persons or entities listed in Schedule A hereto, on the one hand, and Lifecore or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        We do not think our financial condition is relevant to shareholders' decision whether to tender Shares and accept the Offer because: (i) the Offer is being made for all outstanding Shares solely for cash; (ii) Purchaser, through contributions from Parent (and Parent through contributions from WPPE IX), will have sufficient funds immediately available to purchase all Shares validly tendered in the Offer and not properly withdrawn; and (iii) the Offer is not subject to any financing condition.

10.    Background of the Offer; Contacts with Lifecore

        The principal business of WPPE IX is that of making private equity and related investments. In connection with its business, WPPE IX and its affiliates regularly consider a range of investments and transactions. On July 27, 2004, Sean Carney and Elizabeth Weatherman, each managing directors of Warburg Pincus, met with Dennis J. Allingham, Lifecore's President and Chief Executive Officer, and David Noel, Lifecore's Chief Financial Officer, to discuss the strategic direction of Lifecore and to express a preliminary interest in a potential transaction involving Lifecore. At the conclusion of the discussion, the parties decided not to continue to explore a potential transaction at that time.

        In the two weeks leading up to July 21, 2006, Mr. Carney contacted Mr. Allingham regarding Warburg Pincus' interest in engaging in a transaction with Lifecore. After preliminary discussions, Lifecore and Warburg Pincus entered into a confidentiality agreement, dated July 21, 2006, which was accepted by Warburg Pincus on July 24, 2006, in order to facilitate the sharing of information with respect to their discussions regarding a potential transaction.

        On September 12, 2006, representatives from Warburg Pincus, including Mr. Carney, had an introductory meeting with certain of the executive officers of Lifecore, including Messers. Allingham and Noel, and Larry Hiebert, Lifecore's Vice President and General Manager of the Hyaluronan Division, to discuss Lifecore's business, Lifecore's international presence and to review Lifecore's organizational structure. On September 21, 2006, Warburg Pincus and Lifecore had a call pursuant to which Warburg Pincus continued to express its interest in a potential transaction with Lifecore and began its preliminary due diligence review.

        Between October 19, 2006 and October 27, 2006, representatives of Warburg Pincus had several meetings and calls with representatives of Lifecore and continued to discuss a potential transaction with Lifecore, including a meeting on October 27, 2006 to discuss the Hyaluronan Division.

        From October 30, 2006 through early December 2006, Ernst and Young LLP ("Ernst and Young"), Warburg Pincus' accounting advisor, conducted a diligence review of Lifecore, focused primarily on accounting and tax matters related to the Dental Division. During this time, Lifecore provided Ernst & Young with information in response to its initial information requests. In November of 2006, Ernst & Young and Lifecore participated in follow-up diligence calls and meetings regarding Ernst & Young's accounting and tax review with respect to Lifecore. In addition, in November of 2006, Willkie Farr & Gallagher LLP ("Willkie Farr"), Warburg Pincus' legal counsel, reviewed the publicly available information filed by Lifecore with the Commission.

        On January 16, 2007, Lifecore released its second quarter earnings, and Mr. Allingham had a discussion with Mr. Carney with respect to the earnings release. On February 22, 2007, Mr. Carney telephoned Mr. Allingham to inform him that Warburg Pincus decided to suspend its efforts towards exploring a transaction.

        On September 20, 2007, Mr. Carney called Mr. Allingham to request a meeting to renew discussions regarding a potential transaction involving Lifecore. Following the call, on September 23, 2007, representatives of Warburg Pincus requested additional information from Lifecore. In addition, on September 28, 2007, representatives of Warburg Pincus, including Mr. Carney, met with Messrs. Allingham, Hiebert and Noel to review and discuss Lifecore's business.

        From September 28, 2007, through the middle of December 2007, representatives of Warburg Pincus, including its legal and accounting advisors, periodically contacted Lifecore, including phone calls and e-mails between Warburg Pincus and its representatives and members of Lifecore's senior management, regarding information requests and due diligence matters. During this period, Lifecore responded to such requests and provided Warburg Pincus and its representatives with confidential information, including the Company's internally prepared financial budget for the Company's fiscal year ended June 30, 2008.

        On November 30, 2007, Mr. Carney called Mr. Allingham to inform him that Warburg Pincus was again interested in pursuing a potential transaction with Lifecore. Mr. Carney outlined the general proposal of using a newly formed entity owned by a private equity fund sponsored by Warburg Pincus to acquire Lifecore by purchasing all of the issued and outstanding Shares. Following the call, Mr. Carney delivered a non-binding written proposal to Lifecore stating that Warburg Pincus was prepared to acquire all of the issued and outstanding Shares for $16.00 per share. The proposal further stated that Warburg Pincus intended to finance the transaction with equity and did not anticipate using any debt or other outside financing, and that the proposal was not subject to any due diligence contingency. The non-binding written proposal noted that the offer price represented a 28% premium to the 30-day trading average closing price of Lifecore's stock leading up to November 30, 2007, of $12.49 per share.

        On December 12, 2007, representatives of Piper Jaffray contacted representatives of Warburg Pincus to present the response of the Company's board of directors to Warburg Pincus' written proposal. In response to the discussion with Piper Jaffray, Warburg Pincus increased its proposed price to $16.75 per share, and agreed to a "go shop" period with a two-tiered termination provision, with the duration and amounts, respectively, to be agreed, to allow Lifecore to solicit competing proposals.

        Between December 12, 2007, and the morning of December 17, 2007, representatives of Piper Jaffray and representatives of Warburg Pincus traded messages and had a conversation in which the price, the duration of the "go shop" period and the size of the termination fee were discussed, but not agreed.

        On December 18, 2007, representatives of Piper Jaffray contacted representatives of Warburg Pincus in accordance with the direction of the Company's board of directors.

        On December 28, 2007, representatives of Piper Jaffray contacted representatives of Warburg Pincus and notified Warburg Pincus that the Company's board of directors, while satisfied with the other terms of the proposed offer, would require an increase in price in order to be comfortable recommending a transaction to Lifecore's shareholders.

        On December 31, 2007, representatives of Warburg Pincus contacted representatives of Piper Jaffray and indicated that Warburg Pincus was willing to increase the per share consideration of its offer to $17.00 per share.

        On December 31, 2007, representatives of Piper Jaffray contacted Mr. Carney and the parties agreed to negotiate a merger agreement with respect to the proposed transaction, which would include a first step tender offer followed by a merger. In addition, Warburg Pincus and Lifecore agreed that the merger agreement would provide for a 30-day "go-shop" period that would commence on the date that a definitive merger agreement was signed and would allow Lifecore to solicit competing proposals during that time.

        Thereafter, on December 31, 2007, Willkie Farr delivered a preliminary draft of the merger agreement to Piper Jaffray and noted that Warburg Pincus wanted to negotiate the remaining terms of the merger agreement immediately.

        Mr. Allingham and Mr. Carney also had a conversation on January 2, 2008, regarding the process and timing of negotiating the merger agreement.

        On January 3, 2008, Parent was incorporated in Delaware and Purchaser was incorporated in Minnesota.

        On January 5, 2008, Dorsey & Whitney LLP ("Dorsey & Whitney"), counsel to Lifecore, provided initial comments to the draft merger agreement to Willkie Farr. On January 7, 2008, Willkie Farr contacted Dorsey & Whitney to discuss Lifecore's initial comments. During the telephone conference, Dorsey & Whitney requested that Warburg Pincus improve a number of the non-financial terms and conditions of the draft merger agreement and that the draft merger agreement should be revised to provide sufficient assurances to Lifecore that Warburg Pincus had sufficient assets at risk in the transaction. Counsel discussed various mechanisms to achieve that goal.

        On January 8, 2008, Willkie Farr distributed a revised draft of the merger agreement and held a telephone conference with Dorsey & Whitney to discuss the draft. Following the call, Willkie Farr distributed an initial draft of the equity commitment letter and a revised draft of the merger agreement.

        On January 9, 2008, Willkie Farr and Dorsey & Whitney held additional telephone conferences to discuss the outstanding issues in the draft merger agreement, including the appropriate mechanisms to provide Lifecore with sufficient assurances that Warburg Pincus had sufficient assets at risk in the transaction, including the rights and remedies of the parties in the event of a breach of the merger agreement. Dorsey & Whitney again requested that the scope of certain conditions to the Offer and Merger be narrowed and that certain representations and warranties should include additional limitations.

        On January 10, 2008, Willkie Farr and Dorsey & Whitney discussed Warburg Pincus' and Lifecore's respective positions with respect to the rights and remedies of the parties in the event of a breach of the merger agreement. During the evening of January 10, 2008, Dorsey & Whitney distributed an initial draft of Lifecore's disclosure letter referenced in the merger agreement.

        On January 11, 2008, representatives of Warburg Pincus and Piper Jaffray, acting at the direction of Lifecore's board of directors, agreed during a telephone conference that the merger agreement would provide for the payment of a reverse termination fee (equal to three times the Company's non-"go shop" termination fee) as Lifecore's exclusive remedy, that the payment of the reverse termination fee would be guaranteed by WPPE IX, that Lifecore would not be entitled to seek an injunction to prevent breaches of the merger agreement and that Lifecore would not be entitled to specifically enforce the terms of the merger agreement (except for certain limited circumstances regarding the treatment of confidential information, the payment of the reverse termination fee and costs and expenses in connection with any action taken to collect the reverse termination fee).

        On January 11, 2008, Willkie Farr and Dorsey & Whitney discussed the draft disclosure letter and Willkie Farr requested certain additional diligence materials referenced therein. In addition, on January 11, 2008, Dorsey & Whitney distributed a revised draft of the disclosure letter to the merger agreement. Also on that date, and following the discussions described in the preceding paragraph, Willkie Farr distributed a revised draft of the merger agreement, which narrowed the scope of certain conditions to the Offer and the Merger and provided for additional limitations to certain representations and warranties. The draft also provided for a reverse termination fee as the exclusive remedy for Lifecore in the event of a breach of the merger agreement and a limited guarantee of the payment of the reverse termination fee by WPPE IX in favor of Lifecore, but expressly denied Lifecore the right to specifically enforce the terms of the merger agreement (except for certain limited circumstances described therein).

        Between January 11, 2008, and January 13, 2008, Dorsey & Whitney and Lifecore provided additional diligence materials referenced in the disclosure letter, in response to requests by Willkie Farr. Dorsey & Whitney and Willkie Farr also held numerous telephone conferences and exchanged numerous e-mails regarding the ancillary documents and the disclosure letter referenced in the merger agreement.

        On January 12, 2008, Willkie Farr distributed an initial draft of the proposed limited guarantee and a revised draft of the equity commitment letter reflecting comments received by Dorsey & Whitney, and Dorsey & Whitney distributed a revised draft of the merger agreement.

        On January 13, 2008, Willkie Farr distributed a revised draft of the merger agreement in a form that was to be presented to Lifecore's board of directors for its review.

        On January 14, 2008, Dorsey & Whitney distributed the final draft of the disclosure letter referenced in the merger agreement.

        During the evening of January 14, 2008, (i) Lifecore, Parent and Purchaser executed the Merger Agreement; (ii) WPPE IX and Lifecore executed the limited guarantee; and (iii) WPPE IX and Parent executed the equity commitment letter. On January 15, 2008, prior to the opening of trading on the NASDAQ, Lifecore and Warburg Pincus issued a press release announcing the transaction. In addition, pursuant to the terms of the Merger Agreement, the 30-day "go shop" period during which Lifecore could solicit competing offers commenced on January 15, 2008.

        After January 15, 2008, Warburg Pincus and its advisors began to prepare for the anticipated launch of the Offer pursuant to the terms of the Merger Agreement, including drafting the Schedule TO, the exhibits thereto and the other disclosure documentation to be filed with the Commission. In addition, Warburg Pincus hired Wells Fargo Bank, N.A. to act as Depositary and Paying Agent, and MacKenzie Partners, Inc. to act as Information Agent in connection with the Offer. Ernst and Young was also engaged by Warburg Pincus to conduct a review of Lifecore's operations in connection with Parent's plans to transition the operations of Lifecore's Dental Division and Hyaluronan Division into separate legal entities, which engagement has included work conducted by Ernst and Young at the Lifecore's offices in Chaska, Minnesota. In addition, Warburg Pincus engaged an information technology specialist to evaluate the Lifecore's systems.

        Between January 15, 2008 and February 21, 2008, Warburg Pincus, Lifecore and their respective advisors held conference calls and exchanged e-mails with respect to gathering the necessary information for the filings required under the HSR Act and other anti-trust notifications and filings that are required by the transaction. Following January 15, 2008, Willkie Farr and Dorsey & Whitney were in limited contact concerning matters and on-going developments with respect to Lifecore's business and operations. Between January 15, 2008 and February 13, 2008, representatives of Warburg Pincus periodically contacted Lifecore, including phone calls and e-mails between Warburg Pincus and members of Lifecore's senior management, regarding Warburg Pincus' continued review of the Company and its operations. As part of these discussions, on February 7, 2008, Warburg Pincus met with the Company to discuss the Company's recent business performance and operational matters.

        On January 30, 2008, in accordance with the terms of the Merger Agreement, Purchaser submitted the Premerger Notification and Report Form required by the HSR Act. On February 5, 2008, Parent filed a notification form, on its behalf and on behalf of Lifecore, with the Federal Cartel Office in Germany pursuant to the Act Against Restraints with respect to the transaction. On February 12, 2008, the required approval by the Federal Cartel Office in Germany was obtained in respect of the transactions contemplated by the Merger Agreement. The waiting period required by the HSR Act expired at 11:59 p.m. on February 14, 2008. "The Offer—Section 15. Certain Regulatory and Legal Matters."

        On February 13, 2008, the 30-day "go shop" period provided for in the Merger Agreement expired.

        On February 21, 2008, Purchaser commenced the Offer. During the pendency of the Offer, Purchaser, Parent, WPPE IX, Warburg Pincus and their respective representatives intend to have on-going contacts with the Company and its representatives.

        The foregoing only describes negotiations, transactions and material contacts between Lifecore, on one hand, and Warburg Pincus and/or WPPE IX, Parent, Purchaser and their respective representatives on the other. For additional information relating to Lifecore, shareholders should read Item 3 and Item 4 of the Schedule 14D-9, a copy of which is being furnished to shareholders with this Offer to Purchase.

11.    Purpose of the Offer and Plans for Lifecore; Merger Agreement and Other Matters

        The purpose of the Offer and the Merger is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, Lifecore. Pursuant to the Merger, Parent will acquire all of the capital stock of Lifecore not purchased pursuant to the Offer, the top-up option (defined below) or otherwise. If you sell your Shares in the Offer, you will cease to have any equity interest in Lifecore or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering shareholders also will no longer have an equity interest in Lifecore. On the other hand, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Lifecore. Assuming we purchase a number of Shares pursuant to the Offer sufficient to satisfy the Minimum Condition, Parent is entitled to exercise its rights under the Merger Agreement to obtain pro rata representation on, and control of, the board of directors of Lifecore, as discussed under the heading "Directors" below.

        In accordance with the Merger Agreement, following the consummation of the Offer, Parent is obligated to acquire the remaining Shares pursuant to the Merger. In the event that a sufficient number of Shares are tendered in the Offer to entitle us to purchase Shares pursuant to the top-up option, we may acquire Shares pursuant to the top-up option.

        The Merger will terminate all existing equity interests in Lifecore, and Parent (together with any other person, including any current or former members of the management of our company, who may become a direct or indirect equity investor in Parent) will become the sole owner of the Company and our business, the sole recipient of the benefits of future growth and the sole bearer of the risks of the Company's operations.

        Parent is conducting a detailed review of Lifecore and its business, corporate structure, capitalization, assets, policies, management and personnel. Parent will continue to evaluate Lifecore and its business, corporate structure, capitalization, assets, policies, management and personnel while the Offer is pending. In addition, WPPE IX is evaluating various strategic alternatives for Lifecore and its operations, and presently intends to transition the operations of the Company's Dental Division and Hyaluronan Division into separate legal entities. WPPE IX also intends to combine the operations of the Company's Dental Division with Keystone Dental Inc., a privately held company controlled by WPPE IX. After the consummation of the Offer and the Merger, Parent and WPPE IX will take such actions as they deem appropriate in light of the circumstances which then exist. Possible changes could include changes in Lifecore's business (including the transition of the Company's Dental Division and Hyaluronan Division into separate legal entities and the combination of the operations of the Company's Dental Division with Keystone Dental Inc.), capitalization, corporate structure, articles of incorporation, by-laws, dividend policy or changes in the composition of its management, personnel or board of directors. None of Purchaser, Parent, WPPE IX or Keystone Dental, Inc. have entered into any definitive arrangements or agreements that would result in an extraordinary corporate transaction involving Lifecore or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of or changes to operations, or sale or transfer of a material amount of assets, or any material changes in Purchaser's capitalization, corporate structure, business or composition of its management, personnel or board of directors. Except as disclosed in this Offer to Purchase, neither Purchaser nor Parent has any plans or proposals that would result in an extraordinary corporate transaction involving Lifecore or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, any material changes in Purchaser's capitalization or dividend policy, corporate structure, business or composition of its management, personnel or board of directors, any material changes in Lifecore's present charitable or community contributions or related policies, programs, or practices, or any material changes in Lifecore's present relationship with its suppliers, customers, or the communities in which it operates.

        To the knowledge of Purchaser, as of the date of this Offer to Purchase, no members of Lifecore's current management have entered into any amendment or modification to an existing employment agreement with Lifecore or its subsidiaries in connection with the Offer or the Merger. In addition, to the knowledge of Purchaser, as of the date of this Offer to Purchase, no members of Lifecore's current management have entered into any agreement, arrangement or understanding with Parent, Purchaser or their affiliates regarding employment with, or the right to reinvest, convert or participate in the equity of, the surviving corporation. We currently intend to retain members of Lifecore's management team following the completion of the Merger. We may offer current members of management the opportunity to participate in equity compensation plans. The size of such equity-based compensation plans has not yet been determined and no awards have yet been made or promised to Lifecore's current executive officers. It is anticipated that equity awards granted under these incentive compensation plans would generally vest over a number of years of continued employment.

        Although it is likely that certain members of Lifecore's current management team will enter into new arrangements with Parent or its affiliates regarding employment (and severance arrangements) and the right to purchase equity or participate in equity compensation plans, there can be no assurance that any parties will reach an agreement. These matters are subject to negotiation and discussion and no terms or conditions have been finalized. Any new arrangements are currently expected to be entered into after the completion of the Offer and will not become effective until the time the Merger is completed.

  The Merger Agreement

        This section of the Offer to Purchase describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is incorporated herein by reference and a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that Purchaser, Parent and WPPE IX have filed with the Commission (the "Schedule TO"). We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Offer and the Merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this Offer to Purchase.

The Offer

        The Merger Agreement provides that, unless the Merger Agreement has been terminated, Parent will cause Purchaser to commence the Offer as promptly as reasonably practicable after 11:59 p.m. New York City time on February 13, 2008 (the "Solicitation Period End Time"), and in any event no later than five business days thereafter, or such later date as the parties may agree, and upon the terms and subject to prior satisfaction or waiver of the conditions set forth in the Offer as described below in "—Section 13. Conditions of the Offer", that Purchaser will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer and not withdrawn on or at the Expiration Date. Subject solely to the satisfaction or waiver by Purchaser of the conditions to the Offer, Purchaser will, and Parent will cause Purchaser to, promptly after the expiration of the Offer, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer. Parent will provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

        Parent, on behalf of Purchaser, and Purchaser expressly reserve the right, from time to time, and subject to certain conditions, to waive any of the conditions to the Offer or increase the Offer Price. Pursuant to the Merger Agreement, Purchaser has agreed that it will not, and Parent will cause Purchaser not to, without the prior written consent of Lifecore in Lifecore's sole and absolute discretion, (i) reduce the number of Shares sought to be purchased pursuant to the Offer; (ii) reduce the Offer Price; (iii) amend or waive satisfaction of the Minimum Condition; (iv) add additional Tender

Offer Conditions; or (v) amend the Tender Offer Conditions in any manner adverse to the holders of the Shares.

        The Offer must remain open until 20 business days following (and including the day of) the commencement of the Offer. Pursuant to the Merger Agreement, Purchaser will not, and Parent will cause Purchaser not to, terminate or withdraw the Offer other than in connection with the termination of the Merger Agreement in accordance with its terms. However, without the consent of Lifecore, Purchaser may extend the Expiration Date (i) for any period required by applicable rules and regulations of the Commission applicable to the Offer or (ii) for up to two periods, each period for up to five business days, if upon the Expiration Date the Tender Offer Conditions have been satisfied but the number of Shares tendered and not withdrawn, when added to the Shares, if any, beneficially owned by Parent, represents less than 90% of the then-issued and outstanding Shares, on a fully diluted basis. Further, Parent or Purchaser may elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act. Purchaser will, and Parent will cause Purchaser to, immediately accept and promptly pay for all Shares tendered during any subsequent offering period. If Purchaser elects to include a subsequent offering period, it will notify shareholders of Lifecore consistent with the requirements of the Commission. Unless the Offer has been terminated in accordance with its terms (and subject to each party's right to terminate the Merger Agreement in accordance with its terms), if at any scheduled Expiration Date any of the Tender Offer Conditions have not been satisfied or waived, and Parent, in its sole discretion, determines such conditions may be satisfied prior to June 13, 2008 (in certain circumstances that date is extended to August 27, 2008), then Parent will cause Purchaser to extend the Offer and the Expiration Date until the date such conditions are satisfied or earlier waived and Purchaser becomes obligated to accept for payment and pay for Shares tendered pursuant to the Offer. However, Purchaser will be under no obligation to extend the Offer beyond 11:59 p.m., New York City time, on June 13, 2008 (or August 27, 2008 in certain circumstances).

        Recommendation.    Lifecore has represented to us in the Merger Agreement that the Special Committee, which is comprised solely of persons who (i) are "disinterested directors" (as defined in Section 302A.673 of the MBCA) and (ii) meet the qualifications set forth in Subdivision 2 of Section 302A.675 of the MBCA, at a meeting duly called and held prior to the execution of the Merger Agreement at which all directors who were members of the Special Committee were present, duly and unanimously adopted resolutions approving, including without limitation for purposes of Sections 301A.671, 302A.673 and 302A.675 of the MBCA, this Agreement, and the transactions contemplated hereby, including the Offer, the Merger, the top-up option (as defined below) and the issuance of Shares upon the exercise thereof. The board of directors of Lifecore, at a meeting duly called and held prior to the execution of the Merger Agreement, and acting on the unanimous recommendation of the Special Committee, duly and unanimously: (i) determined that it is in the best interests of Lifecore and its shareholders, and declared it advisable, to enter into the Merger Agreement with Parent and Purchaser; (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated hereby, including the Offer, the Merger, the top-up option and the issuance of Shares upon the exercise thereof and the other transactions contemplated hereby; and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer and adopt the Merger Agreement and directed that such matter be submitted for consideration of the shareholders of Lifecore at a shareholders meeting. The execution, delivery and performance of the Merger Agreement by Lifecore and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company (except in the case of the Merger, which may be subject to the approval of the Company's shareholders pursuant to the terms of the MBCA).

        Directors.    The Merger Agreement provides that, subject to the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, after the first date Purchaser has accepted Shares for payment in the Offer, Parent is entitled to elect or designate directors to serve on Lifecore's board of directors up to such number of directors equal to the product (rounded up to the next whole number) obtained by multiplying (x) the total number of directors on Lifecore's board of directors (giving effect to any increase in the number of directors) by (y) a fraction, the numerator of which is the number of Shares held by Parent and Purchaser (giving effect to the Shares purchased pursuant to the Offer), and the denominator of which is the total number of then outstanding Shares. Promptly following a request by Parent, the Company shall use its best efforts (including by amending the bylaws of the Company, including, but not limited to, an amendment to increase the size of the Company's board of directors, if necessary) to cause the individuals so designated by Parent to be elected or appointed to the Company's board of directors, including (at the election of Parent) by increasing the size of the Company's board of directors and/or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company's board of directors. At such time, the Company will also cause, if requested by Parent, the board of directors (or similar governing body) of each of the Company's subsidiaries to include persons designated by Parent constituting the same percentage of each such board as Parent's designees constitute on the Company's board of directors. From time to time after the initial acceptance for payment by Purchaser of Shares pursuant to the Offer, the Company shall take all actions necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company's board of directors on each committee of the Company's board of directors and each committee of the Company's subsidiaries, in each case, to the fullest extent permitted by all applicable law and the rules of the NASDAQ. If requested by Parent and permitted by the NASDAQ Marketplace Rules, promptly after the initial acceptance for payment by Purchaser of Shares pursuant to the Offer, the Company shall take all action necessary to elect to be treated as a "controlled company" as defined by the NASDAQ Marketplace Rules and shall make all necessary filings and disclosures associated with such status.

        In the event that Parent's designees are elected or appointed to the board of directors, until immediately prior to the Effective Time, the board of directors will have at least two directors who are not affiliated with Purchaser or Parent, or directors designated by Parent, Purchaser, or an affiliate thereof (each, a "Continuing Director"), and each committee of the board of directors will have at least one Continuing Director. The Merger Agreement provides certain actions of Lifecore may only be authorized by a majority of the such Continuing Directors (and will not require any additional approval by the board of directors of Lifecore).

        Top-Up Option.    Upon the unanimous recommendation of the Special Committee and with the unanimous approval of Lifecore's board of directors, Lifecore has granted us an irrevocable option (the "top-up option") to purchase from Lifecore, at a price per share equal to the Offer Price, a number of Shares that, when added to the number of Shares owned by Parent or Purchaser at the time of such exercise, will constitute one Share more than 90% of the total number of Shares then outstanding on a fully diluted basis (assuming the issuance of the Shares purchased under the top-up option) or (ii) the aggregate number of Shares Lifecore is authorized to issue under its amended and restated articles of incorporation, but that are not issued and outstanding (and not otherwise subscribed for or otherwise committed to be issued) at the time of exercise of the top-up option. The purchase price may be paid by Parent or Purchaser, at its election, either entirely in cash or by executing and delivering to the Company a promissory note having a principal amount equal to the purchase price. Parent or Purchaser may exercise the top-up option, in whole or in part, at any time at or after the initial acceptance for payment by Purchaser of Shares pursuant to the Offer and prior to the earlier of (x) the Effective Time and (y) the termination of the Merger Agreement. The obligation of Lifecore to issue Shares in connection with the exercise of the top-up option is subject to the conditions that (i) no provision of any applicable law and no judgment, injunction, order or decree shall prohibit the exercise of the top-up option or the delivery of the Shares in respect of such exercise; (ii) the issuance of Shares pursuant to the top-up option would not require approval of the Company's shareholders under applicable law or regulation (including, without limitation, the NASDAQ National Market rules and regulations, including Section 4350); and (iii) Parent or Purchaser has accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn. The top-up option is intended to expedite the timing of the completion of the Merger by permitting us to effect a "short-form" merger pursuant to applicable Minnesota law at a time when the approval of the Merger at a meeting of Lifecore's shareholders would be assured because our ownership would represent at least a majority of the voting power of all Shares entitled to vote.

The Merger

        The Merger; Closing; Effective Time.    The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Lifecore and Lifecore will be the surviving corporation. The closing date of the Merger will occur no later than the third business day after satisfaction or waiver of all of the conditions to the Merger (other than those conditions that by their nature are to be satisfied at the closing) set forth in the Merger Agreement (or such other date as Purchaser and Lifecore may agree in writing), which conditions are described below in "—Conditions to the Merger." The Effective Time will occur upon filing of the articles of merger with the Secretary of State of the State of Minnesota or at such later time specified in the articles of merger in accordance with the MBCA.

        Short-Form Merger.    The Merger Agreement further provides that, notwithstanding the foregoing, if following consummation of the Offer, any subsequent offering period or the exercise of the top-up option, if applicable, Parent or Purchaser holds at least 90% of the outstanding Shares on a fully diluted basis and provided that all conditions to Merger set forth in the Merger Agreement as described below in "—Conditions to the Merger" are satisfied or waived, Lifecore will, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without the approval of the shareholders of the Company, in accordance with Section 302A.621 of the MBCA.

        Articles, Bylaws, Directors, and Officers.    The Merger Agreement provides that, at the Effective Time, the articles of incorporation of Lifecore will be amended and restated as of the Effective Time to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the articles of incorporation of Purchaser, except for Article I thereof, which will read: "The name of the corporation is Lifecore Biomedical, Inc." Also at the Effective Time, the bylaws of Purchaser in effect immediately prior to the Effective Time shall be the bylaws of the surviving corporation, and references to Purchaser's name shall be replaced with references to Lifecore. The directors of Purchaser immediately prior to the Effective Time will be the initial directors of the surviving corporation, and the officers of Lifecore immediately prior to the Effective Time will be the initial officers of the surviving corporation.

        Conversion of Shares.    The Merger Agreement provides that each Share issued and outstanding immediately prior to the Effective Time (other than Shares (i) owned by Lifecore, Parent, Purchaser or any direct or indirect wholly owned subsidiary of any of the foregoing and (ii) Dissenting Shares, as defined below under the heading "Dissenting Shares" (the Dissenting Shares together with the Shares described in (i) above, the "Excluded Shares")) will, by virtue of the Merger and without any action on the part of the holder, be converted at the Effective Time into the right to receive the Merger Consideration, without interest and less any required withholding taxes, if any. At the Effective Time, each Share and Excluded Share converted into Merger Consideration will be automatically canceled and no payment or distribution will be made with respect to such Shares and Excluded Shares.

Pursuant to the terms of the Merger Agreement, at the Effective Time, each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the surviving corporation.

        Payment for Shares in the Merger.    Immediately after the Effective Time, Parent has agreed to deposit with Wells Fargo Bank, N.A. (or an affiliate thereof), as paying agent for the Merger, for the benefit of the holders of Shares, sufficient funds to pay the aggregate Merger Consideration (the "exchange fund"). Promptly after the Effective Time, the paying agent will mail to each holder of record of Shares (other than a holder of Excluded Shares) immediately prior to the Effective Time, a form of Letter of Transmittal and instructions to effect the surrender of their share certificate(s) in exchange for payment of the Merger Consideration (after giving effect to any required withholding tax). You should not send in your share certificates until you receive the Letter of Transmittal. The Letter of Transmittal and instructions will tell you what to do if you have lost a certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and post a surety bond in a reasonable amount as Parent directs as indemnity against any claim that may be made against Parent or the surviving corporation with respect to that certificate.

        The paying agent will promptly pay you your Merger Consideration after you have surrendered your certificates to the paying agent and provided to the paying agent any other items specified by the Letter of Transmittal and instructions. The surrendered certificates will be cancelled upon delivery of the Merger Consideration. Interest will not be paid or accrued in respect of cash payments of Merger Consideration. Parent, Purchaser, the surviving corporation or the paying agent may reduce the amount of any Merger Consideration paid to you by any applicable withholding taxes.

        Pursuant to the terms of the Merger Agreement, any portion of the exchange fund (including any interest and the proceeds of any investments thereof) that remains unclaimed for nine months after the Effective Time will be delivered to the surviving corporation. Holders of shares outstanding before the Effective Time will thereafter be entitled to look only to the surviving corporation for payment of any claims for Merger Consideration to which they may be entitled (after giving effect to any required withholding tax). None of the surviving corporation, Parent, the paying agent or any other person will be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

        Transfer of Shares.    The Merger Agreement provides that, after the Effective Time, there will be no transfers on Lifecore's share transfer books of Shares outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificate for Shares is presented to the surviving corporation, Parent or the paying agent for transfer, it will be cancelled and exchanged for the per share Merger Consideration, multiplied by the number of Shares represented by the certificate.

        Treatment of Stock Plans.    Pursuant to the terms of the Merger Agreement, prior to the Effective Time, Lifecore will provide each holder of a stock option that is "in-the-money" a stock option cancellation agreement (each, a "Stock Option Cancellation Agreement"), which the stock option holder may execute and deliver to Lifecore. At the Effective Time, all stock options subject to a validly executed and delivered Stock Option Cancellation Agreement will be canceled and each holder thereof will receive from Lifecore an amount (subject to any applicable withholding) in cash equal to the product of (x) the excess, if any, of the merger consideration over the exercise price per Share of such stock option multiplied by (y) the number of Shares subject to such stock option (with the aggregate amount of such payment rounded up to the nearest whole cent).

        The Merger Agreement provides that each stock option outstanding immediately prior to the Effective Time that is not subject to Stock Option Cancellation Agreement will be substituted for an option to purchase shares of common stock of the surviving corporation of the Merger, or, at Parent's election, any direct or indirect parent of the surviving corporation (each, a "Rollover Option"). Each Rollover Option will be adjusted equitably to prevent any increase or decrease in the intrinsic value of its corresponding stock option as a result of the transactions contemplated by the Merger Agreement. At the election of Parent, the substitution of Rollover Options may be satisfied either by assumption and continuation of the corresponding stock options and the Lifecore option plans under which such stock options have been granted or by granting new Rollover Options under a stock incentive plan established by the surviving corporation or, at the election of Parent, any direct or indirect parent of the surviving corporation.

        Dissenting Shares.    To the extent available under the MBCA, any Shares outstanding immediately prior to the Effective Time that are held by a shareholder who has neither voted in favor of the adoption of the Merger Agreement or the Merger nor consented thereto in writing or is otherwise entitled to dissenters' rights under Section 302A.621 of the MBCA and who has validly asserted dissenters' rights with respect to the Merger in accordance with the MBCA for such Shares and otherwise not withdrawn or lost such rights (the "Dissenting Shares"), will not be converted into, or represent the right to receive, the Merger Consideration unless the holder of such Shares fails to perfect, withdraws or otherwise loses his or her dissenters' rights. Dissenting Shareholders will be entitled to the rights with respect to the Dissenting Shares held by them in accordance with the provisions of the MBCA, including Sections 302A.471 and 302A.473 of the MBCA, except that all Dissenting Shares held by shareholders who have failed to perfect or who effectively have withdrawn or otherwise lose their dissenters' rights pursuant to the provisions of the MBCA will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner described above and will no longer be Excluded Shares. If the Merger is abandoned prior to the initial acceptance for payment by Purchaser of Shares pursuant to the Offer, then the right of any shareholder to be paid the fair value of such shareholder's Dissenting Shares pursuant to the provisions of the MBCA will cease. Lifecore will give Parent and Purchaser the opportunity to participate in and direct all negotiations and proceedings with respect to assertion of dissenters' rights. Lifecore will not, except with the prior written consent of Parent and Purchaser, make any payment with respect to any demands for payment of fair value for Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

Representations and Warranties

        The Merger Agreement contains representations and warranties the parties made to each other. The statements embodied in those representations and warranties were made for purposes of the contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. Certain representations and warranties were made as of January 15, 2008 (or such other date specified in the Merger Agreement), may be subject to contractual standards of materiality different from those generally applicable to shareholders or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. In addition, the representations and warranties are qualified by information in a confidential disclosure letter that the parties have exchanged in connection with signing the Merger Agreement as well as by certain disclosures contained in filings made with the Commission prior to January 15, 2008. While we do not believe that the disclosure letter contains information required by securities laws to be publicly disclosed that has not already been disclosed in this Offer to Purchase, the disclosure letter does contain information that modifies, quantifies and creates exceptions to the representations and warranties set forth in the Merger Agreement attached to the Schedule TO. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the relevant section of the disclosure letter. The disclosure letter contains information that has been included in Lifecore's prior public disclosures as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since January 15, 2008 and such changes may or may not be fully reflected in Lifecore's public disclosures. At the Effective Time, the representations and warranties contained in the Merger Agreement are only required to be true and correct subject to the materiality standards contained in the Merger Agreement, which may differ from what may be viewed as material by shareholders. The representations and warranties will not survive consummation of the Merger and cannot be the basis for any claim under the Merger Agreement by any party thereto after consummation of the Merger. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding Lifecore and the Merger that is contained in this Offer to Purchase as well as in the filings that Lifecore makes and has made with the Commission. The representations and warranties contained in the Merger Agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this Offer to Purchase. However, neither Parent nor Purchaser is currently aware of any specific undisclosed facts that contradict such representations and warranties of the Company.

        In the Merger Agreement, Lifecore, Parent and Purchaser each made representations and warranties relating to, among other things:

  •
  due organization and good standing;

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  corporate power and authority to enter into and perform its obligations under, and enforceability of, the Merger Agreement;

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  required regulatory filings and consents and approvals of governmental entities;

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  the absence of conflicts with or defaults under organizational documents and applicable laws; and

  •
  the accuracy of information supplied for inclusion or incorporation by reference in the Tender Offer Statement on Schedule TO, including this Offer to Purchase and any other ancillary documents related to the Offer, the Schedule 14D-9, the proxy statement and any other document filed with the Commissioner of Commerce of the State of Minnesota.

Parent and Purchaser also each made representations and warranties relating to, among other things:

  •
  the availability of the funds necessary to perform its obligations under the Merger Agreement;

  •
  the limited operations of the companies;

  •
  the absence of litigation;

  •
  the limited guarantee;

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  Parent's and Purchaser's current ownership holdings in Lifecore; and

  •
  the absence of other representations or warranties.

Lifecore also made representations and warranties relating to, among other things:

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  due organization, good standing and qualification of the Company and each of its subsidiaries;

  •
  capitalization and outstanding options;

  •
  required shareholder votes and absence of voting agreements;

  •
  financial statements and documents filed with the Commission;

  •
  absence of undisclosed liabilities;

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  absence of certain changes or events since September 30, 2007;

  •
  litigation;

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  material contracts;

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  employee benefit plans and compliance with the Employee Retirement Income Security Act of 1974, as amended;

  •
  labor matters;

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  taxes;

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  environmental liability;

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  title to property;

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  permits and compliance with applicable laws;

  •
  intellectual property;

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  compliance with Food and Drug Administration and other applicable rules and regulations;

  •
  indebtedness;

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  insurance;

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  relationships with suppliers, distributors and customers;

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  relations with governments;

  •
  state takeover statutes;

  •
  interested party transactions;

  •
  the opinion of Piper Jaffray;

  •
  brokers and finders; and

  •
  the absence of other representations or warranties.

        Many of Lifecore's representations and warranties are qualified by a material adverse effect standard. For purposes of the Merger Agreement, "Company Material Adverse Effect" for Lifecore is defined to mean any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, (i) is or is reasonably likely to be materially adverse to the business, assets, liabilities, financial condition or results of operations of Lifecore and its subsidiaries, taken as a whole, other than any event, state of facts, circumstance, development, change or effect resulting from: (a) changes in general economic conditions; (b) the announcement of the Merger Agreement and the transactions contemplated thereby; (c) general changes or developments in the industries in which the Company and its subsidiaries operate; (d) acts of terrorism occurring in the United States or in foreign countries where the Company, either directly or through its subsidiaries, conducts a material portion of the Company's business; (e) changes in any law or in the U.S. generally accepted accounting principles ("GAAP") or interpretation thereof after January 15, 2008; (f) any failure, in and of itself, by the Company to meet any estimates of revenues or earnings for any period (provided, however, that, the underlying cause for such failure may be considered in determining whether there may be a Company Material Adverse Effect); or (g) a decline in the price or trading volume of the Company's common stock on the NASDAQ Global Market (provided, however, that, the underlying cause for such failure may be considered in determining whether there may be a Company Material Adverse Effect); except, in the case of the foregoing clauses (a), (c), and (e), to the extent such changes or developments referred to therein have a materially disproportionate impact on Lifecore and its subsidiaries, taken as a whole, relative to other industry participants; or (ii) would prevent or materially impair or materially delay the ability of Lifecore to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby.

Conduct of Business Pending the Merger

        Lifecore is subject to restrictions on its conduct and operations until the earlier of the Effective Time or the termination of the Merger Agreement pursuant to its terms. Lifecore has agreed to, and agreed to cause each of its subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice and to use all reasonable efforts to preserve intact its business organization, including the services of its key employees and the goodwill of its material customers, distributors, suppliers and manufacturers. Pursuant to the terms of the Merger Agreement, Lifecore has also agreed, subject to certain exceptions, that it and its subsidiaries will not take certain actions, including, but not limited to, the following actions, without the prior written consent of Purchaser:

  •
  proposing, making or adopting any changes to the articles of incorporation or bylaws (or the equivalent organizational documents) of the Company and each of its subsidiaries;

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  making, declaring, setting aside, or paying any dividend or distribution on any shares of the Company's capital stock or otherwise making any payments to its shareholders in their capacity as such, other than dividends paid by a wholly owned subsidiary to its parent corporation in the ordinary course of business;

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  adjusting, splitting, combining or reclassifying or otherwise amending the terms of its capital stock;

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  repurchasing, redeeming, purchasing, acquiring, encumbering, pledging, disposing of or otherwise transferring, directly or indirectly, any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or other rights, or offering to do the same;

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  authorizing for issuance, issuing, granting, delivering or selling any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or rights (other than pursuant to the exercise of the stock options outstanding as of January 15, 2008 in accordance with their terms);

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  except as otherwise permitted by the Merger Agreement, entering into any contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its capital stock or such securities or other rights;

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  registering for sale, resale or other transfer any Shares under the Securities Act of 1933, as amended, on behalf of the Company or any other person;

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  increasing the compensation or benefits payable or to become payable to, or making any payment not otherwise due to, any of its past or present directors, officers, employees, or other service providers;

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  granting any severance or termination pay to, or entering into any new employment or severance agreement with, any of its past or present directors, officers, employees, or other service providers;

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  establishing, adopting, entering into, amending or taking any action to accelerate rights under any of the Company's benefit plans;

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  granting any equity or equity-based awards to directors, officers or employees (other than granting stock options covering a maximum of 50,000 Shares made in a manner consistent with past practices);

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  announcing, implementing or effecting any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any of the Company's subsidiaries other than routine employee terminations;

  •
  entering into any agreement or arrangement that limits or otherwise restricts the Company, any of the Company's subsidiaries or any of the current or future affiliates of the Company from engaging or competing in any line of business or in any location;

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  taking any action which would, directly or indirectly, restrict or impair the ability of Parent or Purchaser to vote, or otherwise to exercise the rights and receive the benefits of a shareholder with respect to, Shares acquired or controlled or to be acquired or controlled by Parent or Purchaser;

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  merging or consolidating the Company or any of its subsidiaries with any person, or altering through merger, liquidation, reorganization, restructuring or in any other fashion, the corporate structure or ownership of any subsidiary of the Company;

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  selling, leasing or otherwise disposing of a material amount of assets or securities, including by merger, consolidation, asset sale or other business combination (including formation of a joint venture);

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  mortgaging or pledging any of its material assets (tangible or intangible);

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  making any material acquisition, by purchase or other acquisition of stock or other equity interests, or by merger, consolidation or other business combination, or making any property transfers or material purchases of any property or assets, to or from any person (other than a wholly owned subsidiary of the Company);

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  entering into, renewing, extending, amending or terminating any contract that is or would be material to the Company and its subsidiaries, taken as a whole other than in the ordinary course of business;

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  incurring, assuming, guarantying or prepaying any indebtedness for borrowed money (including the issuance of any debt security), except for the incurrence, assumption or guarantee of unsecured indebtedness for borrowed money incurred in the ordinary course of business repayable within 180 days without penalty, provided such unsecured indebtedness does not exceed $250,000 in the aggregate;

  •
  making any loans, advances or capital contributions to, acquisitions of or investments in, any other person in excess of $100,000 in the aggregate, other than loans, advances or capital contributions to or among wholly owned subsidiaries of the Company;

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  authorizing or making any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $1,500,000;

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  changing its financial accounting policies or procedures in effect as of September 30, 2007, other than as required by law or GAAP, or writing up, writing down or writing off the book value of, or otherwise revaluing, any assets of the Company and its subsidiaries, other than in the ordinary course of business consistent with past practice or as may be required by law or GAAP;

  •
  waiving, releasing, assigning, settling or compromising any legal actions;

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  adopting a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

  •
  settling or compromising any material tax audit, making or changing any material tax election or filing any material amendment to a material tax Return, changing any annual tax accounting period or adopting or changing any tax accounting method, entering into any material closing agreement, surrendering any right to claim a material refund of taxes or consenting to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to the Company or its subsidiaries;

  •
  entering into, amending, waiving or terminating (other than terminations in accordance with their terms) any contracts or arrangements under which the Company has any existing or future liabilities of the type required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the Commission;

  •
  disclosing any of its material trade secrets;

  •
  taking any actions that would reasonably be expected to have a Company Material Adverse Effect; or

  •
  agreeing or committing to take any of the foregoing actions.

        In addition, from the date of the Merger Agreement until the Effective Time, Lifecore has agreed that it will not, and that it will not permit any of its subsidiaries, to take any action that is intended or reasonably expected to result in any Tender Offer Conditions as described in "—Section 13. Conditions of the Offer" or conditions to the Merger, as described further below under the heading "Conditions to the Merger", in each case, not to be satisfied or the satisfaction of which to be materially delayed, except in the event that the Special Committee or board of directors of Lifecore withdraws, modifies or amends its recommendation of approval of the Merger pursuant to the terms of the Merger Agreement.

Solicitation

        Pursuant to the terms of the Merger Agreement, until 11:59 p.m., New York City time, on February 13, 2008, Lifecore and its representatives were not prohibited from, and were permitted to, solicit competing proposals subject to the terms of the go-shop provision in the Merger Agreement, which provides that Lifecore may:

  •
  initiate, solicit and encourage Takeover Proposals (as defined below), or inquiries, proposals or offers or other efforts or attempts that may lead to a Takeover Proposal (including by way of providing nonpublic information pursuant to an acceptable confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to Lifecore than those contained in the confidentiality agreement entered into with Warburg Pincus), provided that Lifecore promptly provide to Parent any material nonpublic information it provides to any person given such access that was not previously provided to Parent; and

  •
  enter into and maintain discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations.

        Subject to certain exceptions, from and after 11:59 p.m., New York time, on February 13, 2008 (other than in response to an acquisition proposal which the Company received prior to 11:59 p.m., New York time, on February 13, 2008 if such acquisition proposal meets the following requirements: (i) Lifecore receives a written Takeover Proposal from such party which the board of directors of Lifecore (acting through the Special Committee thereof if then in existence) determines in good faith to be bona fide and (ii) the board of directors of Lifecore (acting through the Special Committee thereof if then in existence) determines in good faith, after consultation with its financial advisors and outside counsel, that the Takeover Proposal constitutes or may reasonably be expected to result in a Superior Proposal (as defined below), and only for so long as such proposal continues to meet those requirements (any person so submitting such Takeover Proposal, an "Excluded Party")) until the Effective Time, Lifecore has agreed not to, and must cause its subsidiaries and representatives not to:

  •
  initiate, solicit or knowingly encourage (including by way of providing information) or facilitate the submission of any inquiries, proposals or offers with respect to, or the making, or the completion of, a Takeover Proposal (as defined below);

  •
  participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to Lifecore or any of its subsidiaries to, or otherwise knowingly cooperate with or knowingly assist any person in connection with a Takeover Proposal;

  •
  withdraw, modify or amend the Company Board Recommendation in any manner adverse to Purchaser;

  •
  approve, endorse or recommend any Takeover Proposal;

  •
  enter into any merger agreement, letter of intent, agreement in principle, acquisition agreement, purchase agreement, option agreement or other similar agreement relating to a Takeover Proposal; or

  •
  resolve, propose or agree to do any of the foregoing.

In addition, as of 11:59 p.m., New York time, on February 13, 2008, Lifecore has agreed to cease and to cause its subsidiaries and representatives to terminate any solicitation, encouragement, discussion or negotiation with respect to any actual or potential Takeover Proposal, except as permitted with respect to a Takeover Proposal by an Excluded Person which meets the requirements of the first and third bullets of the following paragraph (and only for so long as such proposal continues to meet those requirements).

        Notwithstanding the aforementioned restrictions, at any time prior to the approval of the Merger Agreement by Lifecore's shareholders, Lifecore is permitted to provide information (including nonpublic information) to, and engage in discussions or negotiations with, any third party making a Takeover Proposal to the extent that:

  •
  Lifecore receives a written Takeover Proposal from such party which the board of directors of Lifecore (acting through the Special Committee thereof if then in existence) determines in good faith to be bona fide;

  •
  Lifecore has not breached the provisions of the Merger Agreement relating to the solicitation of Takeover Proposals;

  •
  the board of directors of Lifecore (acting through the Special Committee thereof if then in existence) determines in good faith, after consultation with its financial advisors and outside counsel, that the Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below); and

  •
  the board of directors of Lifecore (acting through the Special Committee thereof if then in existence) determines in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with the fiduciary duties owed by the board of directors to its shareholders under applicable law.

        In such cases, Lifecore may not, and may not allow its subsidiaries or representatives to, disclose any nonpublic information to such third party without first entering into a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to Lifecore than those contained in the confidentiality agreement entered into with Warburg Pincus. Also, Lifecore must provide to Parent any information concerning it or its subsidiaries provided to such third party which was not previously provided or made available to Parent.

        Within one business day following February 13, 2008, Lifecore was required to provide Parent with a description of the material terms and conditions of each Takeover Proposal received from an Excluded Party and to keep Parent reasonably informed on a prompt basis of the status of any such Takeover Proposal (including the identity of any such Excluded Party and material terms and conditions of such Takeover Proposal and of any modifications thereto). In addition, from and after 11:59 p.m., New York time, on February 13, 2008, Lifecore is obligated to promptly (within one business day) notify Parent in the event that Lifecore, its subsidiaries or their respective representatives receives (other than from an Excluded Party): (i) any Takeover Proposal or any written indication by any person that would reasonably be expected to result in a Takeover Proposal; (ii) a request for nonpublic information about Lifecore or its subsidiaries other than requests from an Excluded Party or requests that are in the ordinary course of business consistent with past practices and unrelated to a Takeover Proposal or; (iii) any inquiry or request for discussions or negotiations regarding a Takeover Proposal. Lifecore must promptly (within one Business Day) notify Parent of the identity of such person making a Takeover Proposal and provide Parent with a copy of its material terms, indication, inquiry or request including any modifications thereto (or, where no such copy is available, a description of such Takeover Proposal, indication, inquiry or request). Lifecore must keep Parent reasonably informed (orally and in writing) on a current basis (within one Business Day of the occurrence of any changes, developments, discussions or negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation and written summaries of any material oral inquiries or discussions) of the status of any such Takeover Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto).Without limiting the foregoing, from and after 11:59 p.m., New York time, on February 13, 2008, Lifecore must promptly (within one business day) notify Parent if it determine to provide information to or engage in discussions or negotiations concerning a Takeover Proposal with any third party.

        For purposes of the Merger Agreement, the term "Takeover Proposal" means any inquiry, proposal or offer from any person or group other than Parent, Purchaser or their affiliates relating to any direct or indirect acquisition or purchase of a business or division (or more than one of them) that in the aggregate constitutes 15% or more of the net revenues, net income or assets of Lifecore and its subsidiaries, taken as a whole, or 15% or more of the equity interest in Lifecore (by vote or value), any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the equity interest (by vote or value) in the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Lifecore (or any subsidiary whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole); it being expressly understood by the parties to the Merger Agreement that a Takeover Proposal may include a combination of inquiries, proposals or offers from one or more persons, whether or not affiliates of each other, whereby separate divisions of Lifecore are proposed to be acquired by such persons.

        For purposes of the Merger Agreement, the term "Superior Proposal" means any bona fide written Takeover Proposal that the board of directors of Lifecore (acting through the Special Committee, if then in existence) determines in good faith, after consultation with its outside financial advisor, to be more favorable (taking into account (i) all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger and the other transactions contemplated by the Merger Agreement deemed relevant by the board of directors of Lifecore; (ii) the identity of the third party making such Takeover Proposal; (iii) the anticipated timing, conditions and prospects for completion of such Takeover Proposal, including the prospects for obtaining regulatory approvals and financing, and any third-party shareholder approvals; and (iv) the other terms and conditions of such Takeover Proposal) to Lifecore's shareholders than the Offer and the Merger and the other transactions contemplated by the Merger Agreement (taking into account all of the terms of any proposal by Purchaser to amend or modify the terms of the Offer and the Merger and the other transactions contemplated by the Merger Agreement), except that the reference to "15%" in the definition of "Takeover Proposal" shall be deemed to be a reference to "50%".

Change in Recommendation; Termination in Connection with a Superior Proposal

        The Merger Agreement provides that, prior to the receipt of shareholder approval of the Merger, the board of directors of Lifecore (acting through the Special Committee, if then in existence), so long as it complies with the applicable provisions of the Merger Agreement, may withdraw, modify or amend, or propose publicly to withdraw, modify or amend, in a manner adverse to Parent or Purchaser, the Company Board Recommendation (a "Recommendation Change") and/or terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal if the board of directors of Lifecore determines in good faith, after consultation with outside counsel and its financial adviser, that a bona fide written Takeover Proposal constitutes a Superior Proposal and failing to take such action would be inconsistent with the fiduciary duties of the board of directors under Minnesota law or, in the absence of a Takeover Proposal, failing to take such action would be inconsistent with the fiduciary duties of the board of directors of Lifecore under Minnesota law. However, the board of directors of Lifecore is not permitted to terminate the Merger Agreement in this manner in the absence of a Takeover Proposal.

        To the extent the board of directors of Lifecore determines to terminate the Merger Agreement after making a good faith determination, after consultation with outside counsel and its financial advisor that a bona fide written Takeover Proposal constitutes a Superior Proposal and failing to take such action would be inconsistent with the fiduciary duties of the board of directors under Minnesota law, it may only do so if Lifecore:

  •
  prior to or simultaneously with such termination pays to Parent the termination fee and expense reimbursement to which it is entitled under the Merger Agreement;

  •
  simultaneously with such termination enters into a Merger Agreement, agreement in principle, acquisition agreement, purchase agreement or other similar agreement relating to a Takeover Proposal and terminates the Merger Agreement in accordance with its terms; and

  •
  otherwise complies with the provisions of the Merger Agreement regarding fees and expenses following termination.

        In addition to the above requirements, under the Merger Agreement the board of directors of Lifecore may not make a Recommendation Change or terminate the agreement as described above unless:

  •
  Lifecore will have provided prior written notice as described in the Merger Agreement to Parent at least three (3) business days in advance of its intention to take such action with respect to such Superior Proposal or otherwise make a Recommendation Change; and

  •
  prior to effecting such Recommendation Change or terminating this Agreement to enter into an alternative acquisition agreement with respect to such Superior Proposal, Lifecore will, and will cause its financial and legal advisors to, during the period after giving notice as described above, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions to the Merger Agreement so that the Takeover Proposal ceases to constitute a Superior Proposal or such Recommendation Change is no longer required.

Shareholders Meeting

        The Merger Agreement provides each of Parent and Purchaser will vote all Shares acquired in the Offer (or otherwise beneficially owned by them or any of their respective subsidiaries as of the applicable record date) in favor of the adoption of the Merger Agreement at the meeting of shareholders. Parent will vote all of the shares of capital stock of Purchaser beneficially owned by it in favor of the adoption of the Merger Agreement in accordance with applicable law. Parent, Purchaser and Lifecore have agreed that, if a short-form merger may be effected in accordance with the Merger Agreement and applicable law, Parent will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable, without a meeting of Lifecore shareholders.

Employee Benefits

        Parent has agreed that, subject to certain limitations, until the 12-month anniversary of the closing date of the Merger, the employees of Lifecore and its subsidiaries who continue employment with the surviving corporation (the "Company Employees") will be provided with compensation and benefits that are substantially similar in the aggregate to those provided under Lifecore's compensation and benefit plans, programs, policies, practices and arrangements (excluding equity-based programs) in effect at the Effective Time. The surviving corporation and its affiliates will honor all employee benefit plans in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such plans, agreements or written arrangements.

        Parent will cause any employee benefit plans of the surviving corporation or any of its affiliates which the Company Employees are entitled to participate in from and after the Effective Time to take into account for purposes of eligibility, vesting and entitlement to benefits, service by the Company Employees with Lifecore or any of its subsidiaries (and any respective predecessors) to the same extent such service was credited under the Lifecore employee benefit plans, except to the extent such service credit would result in a duplication of benefits.

Indemnification and Insurance of Lifecore's Directors and Officers

        The Merger Agreement provides that, from and after the Effective Time, Parent will cause the surviving corporation to indemnify, defend and hold harmless, to the fullest extent permitted or required by applicable law, and as may otherwise be required by the Company's organizational documents or any indemnity agreements, each of Lifecore's and its subsidiaries' present and former directors and officers against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for reasonable legal and other fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each indemnified party), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, based on, arising out of or pertaining to (in whole or in part) any action or failure to take action by any of the current or former directors and officers of the Company or its subsidiaries, in their capacity as such, taken prior to the Effective Time.

        For the six-year period commencing immediately after the Effective Time, the surviving corporation will (i) maintain in effect Lifecore's current policies of directors' and officers' liability insurance maintained by the Company immediately prior to the Effective Time or substitute policies, of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate to the directors and officers of the Company or (ii) obtain "tail" insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous in the aggregate to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however that in no event will the surviving corporation be required to expend an annual premium for such coverage in excess of 200% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the surviving corporation will obtain that amount of directors' and officers' insurance (or "tail" coverage) obtainable for an annual premium equal to the Maximum Premium.

Cooperation of Lifecore, Parent and Purchaser

        The Merger Agreement provides that, subject to its terms, Lifecore, Parent and Purchaser will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the Tender Offer Conditions and conditions to the merger (See, respectively, "—Section 13. Conditions of the Offer" and "Conditions to the Merger") are satisfied and to consummate the transactions contemplated by the Merger Agreement, as described above, as promptly as practicable, including:

  •
  obtaining all necessary actions or nonactions, waivers, consents and approvals from any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, board, court, tribunal, arbitral body, self-regulated entity or similar body, whether domestic or foreign (each, a "Governmental Entity") and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity;

  •
  making, as promptly as practicable (and in any event within 10 Business Days), an appropriate filing of a Premerger Notification and Report Form pursuant to the HSR Act, with respect to the transactions contemplated hereby and not extending any waiting period under the such Act or entering into any agreement with the U.S. Federal Trade Commission (the "FTC") or the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") not to consummate the transactions contemplated by the Merger Agreement, except with the prior written consent of the other parties thereto;

  •
  making, as promptly as practicable, appropriate filings (a) under the EC Merger Regulation, if required, (b) under the Competition Act (Canada) and the Investment Canada Act of 1984 (Canada), if required, and (c) under any other antitrust, competition or premerger notification, trade regulation law, regulation or order;

  •
  obtaining all necessary consents and waivers under any and all contracts, leases or permits to which the Company or its subsidiaries is a party in connection with the Merger Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger) so as to maintain and preserve the benefits under such contracts, leases or permits following the consummation of the transactions contemplated thereby (including the Offer and the Merger);

  •
  obtaining all consents, approvals or waivers from, or taking other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by the Merger Agreement; provided that, without the prior written consent of Purchaser, the Company and its subsidiaries may not pay or commit to pay any amount of cash or other consideration, or incur or commit to incur any liability or other obligation, in connection with obtaining such consent, approval or waiver;

  •
  subject to first having used all reasonable efforts to negotiate a resolution of any objections underlying such lawsuits or other legal proceedings, defending and contesting any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed; and

  •
  executing and delivering any additional instruments necessary to fully carry out the purposes of the Merger Agreement and complete the transactions contemplated thereby.

        The Merger Agreement provides Lifecore will use its best efforts to obtain a Stock Option Cancellation Agreement from each holder of a stock option that is "in-the-money" with respect to each stock option held by each such holder as well as other cancellation agreements, in a form acceptable to Parent, from each holder of a stock option that is "out-of-the-money" with respect to each stock option held by each such holder.

        The Merger Agreement further provides for cooperation and consultation between Lifecore, Parent and Purchaser, subject to certain exceptions, the making of all filings, notifications and other actions described above. Lifecore, Parent and Purchaser agreed under the Merger Agreement to inform each other of material communications from the FTC, Antitrust Division or other Governmental Entity regarding the Merger Agreement or the transactions contemplated thereby and reached certain agreements in respect to cooperation in discussions to resolve any such material communications.

        Under the Merger Agreement, Lifecore may not, without the prior written consent of Purchaser, become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of Lifecore or any of its affiliates in any manner which, individually or in the aggregate with all other such requirements, conditions, understandings, agreements and orders: (i) is materially adverse to Lifecore and its affiliates, taken as a whole, either before or after giving effect to the Offer and the Merger, or (ii) requires any material change in the conduct of business of Lifecore or any of its divisions or subsidiaries as currently conducted relating to a material portion of the revenues or earnings of Lifecore and its subsidiaries. The Merger Agreement provides that Lifecore will, upon the request of Purchaser, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of Lifecore or any of its affiliates, so long as such requirement, condition, understanding, agreement or order is binding on Lifecore only in the event that the consummation of the Merger occurs.

Proxy Statement

        If approval of Lifecore's shareholders is required under law in order to consummate the Merger (i.e. consummation other than a short-form merger pursuant to Section 302A.621 of the MBCA), the Company shall, as promptly as practicable following the later of the initial acceptance for payment by Purchaser of Shares pursuant to the Offer or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 promulgated under the Exchange Act, (i) prepare and file with the Commission the Company proxy statement relating to the Merger and the other transactions contemplated by the Merger Agreement; (ii) respond as promptly as reasonably practicable to any comments received from the Commission with respect to such filings and will provide copies of such comments to Purchaser promptly upon receipt; (iii) as promptly as reasonably practicable, prepare and file (after Purchaser has had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any comments by the Commission or as required by law; (iv) use all reasonable efforts to have cleared by the Commission and mail to its shareholders as promptly as reasonably practicable, the Company proxy statement and all other customary proxy or other materials for meetings such as the shareholders meeting to be held to approve the Merger, (v) to the extent required by applicable law, as promptly as reasonably practicable, prepare, file and distribute to the Company shareholders (in the case of the proxy statement) any supplement or amendment to the proxy statement if any event occurs which requires such action at any time prior to the shareholders meeting; and (vi) otherwise use all reasonable efforts to comply with all requirements of law applicable to the Company shareholders meeting and the Merger.

        The proxy statement will include the Company Board Recommendation unless the board of directors of Lifecore, acting through the Special Committee, has withdrawn, modified or amended the Company Board Recommendation to the extent permitted by the Merger Agreement, as set forth in the section "Change in Recommendation; Termination in Connection with a Superior Proposal" above.

Director Resignations

        Lifecore has agreed to cause to be delivered to Parent, at the closing of the Merger, written evidence reasonably satisfactory to Parent of the non-revocable resignation of those directors of any of Lifecore's subsidiaries designated by Parent to Lifecore, to be effective at the Effective Time (subject to the provisions described above under "Directors").

Fees and Expenses

        Whether or not the Merger is consummated, all expenses incurred by or on the behalf of Lifecore, Parent or Purchaser in connection with the Merger, the Offer or the other transactions described above will be paid by the party incurring those expenses, except (a) Lifecore will pay all of the expenses incurred in connection with preparing, filing, printing and mailing the Schedule 14D-9; (b) Purchaser will pay all the expenses incurred in connection with the preparing, filing printing and mailing the offer documents besides the Schedule 14D-9 and (c) as otherwise described in "Termination Fees and Expenses" below.

Conditions to the Merger

        The obligations of the parties to complete the Merger are subject to the satisfaction at or prior to the Effective Time of the following mutual conditions:

  •
  if required by law, the Merger Agreement and Merger must have been approved by the holders of a majority of the voting power of the Shares entitled to vote thereon, voting together as a single class;

  •
  no governmental entity will have enacted, issued, promulgated, enforced or entered any laws or orders (whether temporary, preliminary or permanent) that enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by the Merger Agreement; and

  •
  Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer, provided that this condition will be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for any Shares validly tendered and not withdrawn pursuant to the Offer in violation of the terms of the Offer or the Merger Agreement.

Conditions to the Offer

        For a description of the conditions to the Offer, see "—Section 13. Conditions of the Offer".

Termination of the Merger Agreement

        The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time before or after the receipt of the approval of the shareholders of Lifecore:

  (i)
  by mutual written consent of Lifecore and Purchaser at any time prior to the initial acceptance for payment by Purchaser of Shares pursuant to the Offer;

  (ii)
  by either Lifecore or Purchaser if:

  (a)
  if, on or before June 13, 2008, Parent or Purchaser has not accepted for payment any Shares pursuant to the Offer; however, if all the conditions of the Offer (See "—Section 13. Conditions of the Offer") have not been satisfied or waived prior to such time, then the parties will not be able to exercise this termination right until August 27, 2008; provided that a party who is the principal cause of the conditions of the Offer not being satisfied or the Shares not having been accepted for payment will not be able to exercise this termination right;

  (b)
  if the Offer expires or is terminated in accordance with the terms of the Merger Agreement without Purchaser having accepted for payment any Shares pursuant to the Offer and all conditions of the Offer (See "—Section 13. Conditions of the Offer") except the Minimum Condition have been satisfied; provided that a party who is the principal cause of the failure of the conditions to the Offer being satisfied or the expiration of the Offer without Purchaser accepting Shares for payment will not be able to exercise this termination right; or

  (c)
  if any law prohibits consummation of the Offer or the Merger or if any final and nonappealable order, judgment, injunction, award, decree or writs enjoins or otherwise prohibits consummation of the Offer or the Merger;

  (iii)
  by Purchaser if:

  (a)
  a Recommendation Change occurs (See "Change in Recommendation; Termination in Connection with a Superior Proposal"), (ii) the board of directors of Lifecore or the Special Committee approves, endorses or recommends any Takeover Proposal other than the Offer and the Merger, (iii) the board of directors of Lifecore or the Special Committee approves, endorses, recommends, or enter into or allows Lifecore or any of its subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, acquisition agreement, purchase agreement, option agreement or other similar agreement with respect to a Takeover Proposal (other than an acceptable confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to Lifecore than those contained in the confidentiality agreement entered into with Warburg Pincus); (iv) if the board of directors of Lifecore fails to expressly publicly reaffirm the Company Board Recommendation within five (5) business days after a written request by Parent to do so; or (v) the Company or the Company's board of directors (or the Special Committee) resolves or announces its intention to do any of the foregoing;

  (b)
  if Lifecore materially breaches its obligations under the sections of the Merger Agreement described above in the sections "Solicitation;" and "Change in Recommendation; Termination in Connection with a Superior Proposal" and such breach is not cured within 5 business days of Lifecore receiving written notice of the breach from Parent or Purchaser;

  (c)
  in the event of a breach of any covenant or agreement of Lifecore in the Merger Agreement (except those described in paragraph (b) above) or if any representation or warranty made by Lifecore made in the Merger Agreement is inaccurate, either when made or prior to the expiration of the Offer, which breach or inaccuracy (i) would be reasonably expected to cause one of the conditions of the Offer set forth in paragraphs (c) and (d) of "—Section 13. Conditions of the Offer" below not being satisfied as of any scheduled expiration date of the Offer and (ii) is either incurable or, if curable through commercially reasonable efforts, at the earlier of either the failure of Lifecore to cure the breach or inaccuracy within twenty (20) business days following receipt of notice of such breach or inaccuracy or the ceasing by Lifecore to exercise commercially reasonable efforts to cure such breach or inaccuracy; or

    (d)
    if a Company Material Adverse Effect occurs and is continuing and is not been cured by Lifecore within twenty (20) business days after Lifecore's receipt of written notice of the occurrence of such event from Parent or Purchaser; or

  (iv)
  by Lifecore if:

  (a)
  in the event of a breach of any covenant or agreement of Parent or Purchaser in the Merger Agreement or if any representation or warranty made by Parent or Purchaser in the Merger Agreement is inaccurate, either when made or prior to the expiration date (disregarding any "materiality" qualifiers in such representations or warranties), which breach or inaccuracy (i) would reasonably be expected to prevent Parent or Purchaser from accepting for payment or paying for Shares pursuant to the Offer or consummating the Merger in accordance with the terms of the Merger Agreement and (ii) is either incurable or, if curable through commercially reasonable efforts, at the earlier of either the failure of Parent or Purchaser to cure the breach or inaccuracy within twenty (20) business days following receipt by Parent of notice of such breach or inaccuracy or the ceasing by Parent or Purchaser to exercise commercially reasonable efforts to cure such breach or inaccuracy; or

  (b)
  after compliance with the requirements of the Merger Agreement for termination in respect of a Takeover Proposal (as set forth in "Change in Recommendation; Termination in Connection with a Superior Proposal" above), and simultaneously entering into an alternative acquisition agreement and paying to Parent the applicable termination fee pursuant to the terms of the Merger Agreement.

Termination Fees and Expenses

  Payable by Lifecore

        Lifecore has agreed to pay Purchaser a termination fee equal to $3 million (the "Termination Fee"), which fee may be reduced to $1.5 million in certain circumstances (as described in paragraphs (i), (ii), and (iii) below):

  (i)
  within two business days of termination of the Merger Agreement if the Merger Agreement is terminated by Purchaser pursuant to the reasons set forth in paragraphs (iii) (a) or (iii) (b) set forth in "—Termination of the Merger Agreement" above; however, if the Termination Fee is due arising out of events or circumstances based on a Takeover Proposal by an Excluded Party (that remained an Excluded Party at the time of such event), then the Termination Fee due will instead be $1.5 million;

  (ii)
  in advance of or at the same time as termination of the Merger Agreement if the Merger Agreement is terminated by Lifecore pursuant to the reasons set forth in paragraph (iv)(b) set forth in "—Termination of the Merger Agreement" above; however, if Lifecore enters into an alternative acquisition agreement with respect to a Takeover Proposal with an Excluded Party (that remained an Excluded Party at the time of termination), then the Termination Fee due will instead be $1.5 million;

  (iii)
  on or prior to the date on which Lifecore enters into a contract providing for the implementation of any Takeover Proposal or consummates a Takeover Proposal, as applicable, if:

  (a)
  a Takeover Proposal was publicly announced or disclosed (or required to be publicly announced or disclosed and not terminated or withdrawn, which termination or withdrawal has been publicly announced or disclosed or required to be publicly announced or disclosed) prior to the termination of the Merger Agreement;

    (b)
    the Merger Agreement was terminated by Purchaser or Lifecore pursuant to the reasons set forth in paragraph (ii)(a) or (ii)(b) set forth in "—Termination of the Merger Agreement" above or by Purchaser pursuant to the reasons set forth in paragraph (iii)(c) set forth in "—Termination of the Merger Agreement" above; and

    (c)
    within twelve (12) months of such termination, Lifecore enters into a contract providing for the implementation of any Takeover Proposal or consummates a Takeover Proposal (whether or not the same Takeover Proposal referred to in paragraph (iii)(a) above, provided, that for purposes of this paragraph (c), the references to "15%" in the definition of Takeover Proposal will be deemed to be replaced by "50%" and if the Takeover Proposal consummated by the Company is with an Excluded Party (that remained an Excluded Party at the time the Company entered into the contract or consummated the transaction), the Termination Fee due will instead by $1.5 million.

        If a Termination Fee is due under circumstances described in (iii) above, the Termination Fee due will be net of any Purchaser Expenses previously paid. For purposes of the Merger Agreement, the term "Purchaser Expenses" means all of Purchaser's actual and reasonably documented out-of-pocket fees and expenses, including legal fees and expenses, actually incurred by Purchaser and its respective affiliates, including Parent, on or prior to the termination of the Merger Agreement in connection with the transactions contemplated by the Merger Agreement, which amount shall not be greater than $1.5 million.

        In the event the Merger Agreement is terminated by Purchaser or Lifecore pursuant to the reasons set forth in paragraph (ii)(a) or (ii)(b) set forth in "Termination of the Merger Agreement" above or by Purchaser pursuant to the reasons set forth in paragraph (iii)(c) set forth in "Termination of the Merger Agreement" above (or could have been terminated under any such section) under circumstances in which the applicable termination fee is not then payable, then Lifecore will pay as directed by Purchaser in writing as promptly as practicable (but in any event within two business days) following receipt of an invoice for all Purchaser Expenses.

  Payable by Purchaser

        Pursuant to the Merger Agreement, in the event of termination of the Merger Agreement by Lifecore as described in paragraph (iv)(a) set forth in "—Termination of the Merger Agreement" above, within two business days following such termination Purchaser will pay Lifecore by wire transfer of immediately available funds, an amount equal to $9 million (the "Reverse Termination Fee"), as liquidated damages, and not as a penalty.

  Liability Cap

        The sole and exclusive remedy of the Company against Parent or Purchaser (or any shareholder partner, member, director, officer, employee, agent, consultant, affiliate or other representative of Parent or Purchaser) for any breach of any representation, warranty, covenant, or agreement contained in the Merger Agreement by Parent or Purchaser and/or the failure of the Offer, the Merger or the other transactions contemplated thereby to be consummated is the right to terminate the Merger Agreement and receive payment of the Reverse Termination Fee (except as set forth below in "—Specific Performance" with respect to certain provisions concerning directors' and officer's indemnification, confidential information, the payment of the Reverse Termination Fee and costs and expenses in connection with any action to collect such fee). Upon payment of the Reverse Termination Fee, neither Parent nor Purchaser (nor any shareholder partner, member, director, officer, employee, agent, consultant, affiliate or other representative of Parent or Purchaser) will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

Amendment

        Subject to the provisions of applicable law, the parties may amend the Merger Agreement by written agreement among the parties; provided that no amendment that requires further shareholder approval under applicable laws after the Company's shareholder have approved the Merger Agreement will be made without such required further approval.

Specific Performance

        Parent, Purchaser and Lifecore have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed by Lifecore in accordance with their specific terms or were otherwise breached. The Merger Agreement provides that, prior to the termination of the Merger Agreement in accordance with its terms, Parent and Purchaser will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in any court of the United States or any state having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement by Parent or Purchaser or to enforce specifically the terms and provisions of the Merger Agreement, other than (i) after the Effective Time in respect of the provisions regarding directors' and officers' indemnification and insurance or (ii) if the Merger Agreement is terminated prior to the Effective Time, in respect of certain provisions regarding the treatment of confidential information, the payment of the Reverse Termination Fee and costs and expenses in connection with any action taken to collect the Reverse Termination Fee (as described in "Termination Fees and Expenses" above).

Limited Guarantee

        WPPE IX is not a party to the Merger Agreement. In connection with the Merger Agreement, WPPE IX is providing a limited guarantee in favor of Lifecore. Pursuant to the terms of the limited guarantee, WPPE IX is guaranteeing payment of 100% of the termination fee payable by Parent, if payment of such fee is due pursuant to the terms and limitations of the Merger Agreement, up to a maximum amount equal to $9 million, plus any amount payable by Lifecore for costs and expenses (including reasonable legal fees and expenses) incurred by Lifecore in any action taken to collect payment of such termination fee and interest thereon. The limited guarantee will remain in full force and effect until the earliest of (i) the Effective Time, (ii) termination of the Merger Agreement in accordance with its terms under circumstances set forth in the Merger Agreement in which Parent and Purchaser would not be obligated to pay a termination fee, (iii) January 15, 2010, provided that the limited guarantee will not terminate as to any claim for which notice has been given to the guarantor prior to January 15, 2010 until final resolution of such claim, and (iv) 365 days after termination of the Merger Agreement pursuant to which Parent and Purchaser are obligated to make termination payments, provided that the limited guarantee will not terminate as to any claim for payments for which notice setting forth in reasonable detail the basis for such claim has been given to the respective guarantor prior to such 365th day until final resolution of such claim. However, if Lifecore or any of its affiliates asserts in any litigation or other proceeding relating to the limited guarantee (i) that the provisions of the limited guarantee that limit WPPE IX's maximum aggregate liability or that any other provisions of the limited guarantee are illegal, invalid or unenforceable in whole or in part, (ii) that WPPE IX is liable in excess of or to a greater extent than the cap set forth in the limited guarantee, or (iii) asserts any theory of liability against WPPE IX or certain other non-recourse parties specified in the limited guarantee (including the former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of any of WPPE IX, Parent, Purchaser or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate, agent or assignee of any of the foregoing) with respect to the Merger Agreement, the equity commitment letter or the transactions contemplated by the Merger Agreement other than liability of WPPE IX under the limited guarantee (as limited by the provisions thereof), then: (a) the obligations of WPPE IX under the limited guarantee will terminate ab initio and will be null and void; (b) if WPPE IX has previously made any payments under the limited guarantee, it will be entitled to recover such payments; and (c) neither WPPE IX nor any non-recourse parties (including the former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of any of WPPE IX, Parent, Purchaser or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate, agent or assignee of any of the foregoing) will have any liability to Lifecore or any of its affiliates with respect to the Merger Agreement, the equity commitment letter, the transactions contemplated by the Merger Agreement or under the limited guarantee. The limited guarantee is Lifecore's sole recourse against WPPE IX.

Effects of Inability to Consummate the Merger

        If, following the consummation of the Offer, the Merger is not consummated for any reason (see "Conditions to the Merger" above), Parent, which owns 100% of the common stock of Purchaser, will indirectly control the number of Shares acquired by Purchaser pursuant to the Offer, as well as any other Shares held by Parent subsidiaries. Under the Merger Agreement, promptly following payment by Purchaser for Shares purchased pursuant to the Offer, and from time to time thereafter, subject to Section 14(f) of the Exchange Act and applicable NASDAQ rules and regulations regarding director independence, Lifecore has agreed to take all actions necessary to cause a pro rata portion (based on the percentage of outstanding shares acquired by Purchaser) of the directors of Lifecore to consist of persons designated by Parent (see "Directors"). As a result of its ownership of such Shares and right to designate nominees for election to the board of directors of Lifecore, Parent indirectly will be able to influence decisions of the board of directors of Lifecore and the decisions of Purchaser as a shareholder of Lifecore. This concentration of influence in one shareholder may adversely affect the market value of the Shares.

        Following the consummation of the Offer and until the Merger is consummated, shareholders of Lifecore, other than those affiliated with Parent, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval.

12.    Source and Amount of Funds

        The Offer is not conditioned upon any financing arrangements. Parent and Purchaser estimate that the total amount of funds necessary to purchase Shares tendered pursuant to the Offer and the Merger will be approximately $240,000,000. Pursuant to the terms of an equity commitment letter dated January 15, 2008, WPPE IX has agreed to provide $240,000,000 to Parent to consummate the Offer and the Merger. The equity commitment letter specifically states that it does not confer any rights or remedies upon any other person other than the parties thereto. Purchaser will obtain sufficient funds to consummate the purchase of Shares in the Offer and the Merger and other transactions described above by means of a capital contribution from Parent. All of the funds to be provided by WPPE IX to Parent in order to acquire the Shares were obtained from capital contributions from WPPE IX's partners.

        The equity commitments described above are generally subject to the satisfaction or waiver of all of the conditions set forth in the Merger Agreement to the obligations of Parent and Purchaser to consummate the Offer. The equity commitment letter will terminate automatically upon the earliest to occur of: (i) the funding in full of the commitment; (ii) the Effective Time; (iii) the termination of the

Merger Agreement; or (iv) the assertion of a claim by Lifecore or any of its affiliates against Warburg Pincus under the limited guarantee.

        Purchaser does not think its financial condition is relevant to the shareholders' decision whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  Purchaser, through contributions from Parent and WPPE IX, will have sufficient funds immediately available to purchase all Shares validly tendered in the Offer and not properly withdrawn; and

  •
  the Offer is not subject to any financing condition.

13.    Conditions of the Offer

        Neither Parent nor Purchaser will be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to Parent's or Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (A) the Minimum Condition has been satisfied and (B)(i) the waiting period applicable to the consummation of the Offer under the HSR Act (or any extension thereof) will have expired or been terminated; (ii) the European Commission shall have issued a decision under Article 6(1)(b) or 8(1) or 8(2) of the EC Merger Regulation (or shall be deemed to have done so under Article 10(6) thereof), declaring the transactions contemplated hereby compatible with EC Common Market; (iii) all approvals in connection with the Competition Act (Canada) and the Investment Canada Act of 1984 (Canada), if any, shall have been obtained; and (iv) each of the other approvals or consents identified in the Merger Agreement and accompanying disclosure letter as being a condition of the Offer shall have been obtained except those approvals or consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The disclosure letter to the Merger Agreement identifies consents or approvals with respect to (a) the Company's Revolving Credit Facility, dated December 31, 2002, with M&A Marshall and Ilsley Bank, as amended, (b) the Loan Agreement, dated August 1, 2004, between the City of Chaska, Minnesota and the Company and (c) the Company's Distribution Agreement, dated May 1, 2000, with Musculoskeletal Transplant Foundation, as the consents required with respect to clause (iv) of the preceding sentence. We have not made a determination as to whether the absence of a consent or approval with respect to any or all of these agreements would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Neither Parent nor Purchaser shall be required to commence the Offer or accept for payment or, subject as aforesaid, to pay for, and may delay the acceptance for payment of, any Shares tendered pursuant to the Offer if, at any time on or after the date of this Agreement and before the expiration or termination of the Offer, any of the following conditions exists:

(a)
there has been an injunction or other order, decree, judgment or ruling issued by a governmental entity of competent jurisdiction or a statute, rule, regulation, executive order or other action enacted, promulgated or taken by a governmental entity which:

•
restrains or prohibits the making or consummation of the Offer or the consummation of the Merger or the performance of the other transactions contemplated by the Merger Agreement;

•
prohibits or restricts the ownership or operation by Parent, its affiliates or subsidiaries, of any portion of its or Lifecore's business or assets which are material to the business of all such entities taken as a whole, or compels Parent, its affiliates or subsidiaries, to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole;

  •
  imposes material limitations on the ability of Parent effectively to acquire or to hold or to exercise full rights of ownership of the Shares on all matters properly presented to the shareholders of the Company;

  •
  imposes any material limitations on the ability of Parent or any of its respective affiliates or subsidiaries effectively to control in any material respect the business and operations of Lifecore and any of its subsidiaries;

  •
  seeks to obtain from Lifecore, Parent or Purchaser material damages as a result of the Merger Agreement; or

  •
  which otherwise is reasonably likely to have a Company Material Adverse Effect; or

(b)
since the date of the Merger Agreement there has occurred or been discovered any event, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; or

(c)
(i) certain representations and warranties made by Lifecore in the Merger Agreement, including those regarding its corporate authority, enforceability of the Merger Agreement, capitalization, required votes, absence of Company Material Adverse Effects, takeover statutes, and the opinion of its financial advisor will not have been true and correct in all respects, in each case when made and at and as of the initial acceptance for payment by Purchaser of Shares pursuant to the Offer and (ii) all other representations and warranties of the Company set forth in the Merger Agreement will not have been true and correct both when made and at and as of the initial acceptance for payment by Purchaser of Shares pursuant to the Offer, except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(d)
Lifecore will have failed to perform in all material respects all obligations, or failed to comply in all material respects with the agreements and covenants, required to be performed by or complied with by it pursuant to the Merger Agreement, however, in the event of a breach of a covenant that is curable by Lifecore, then Lifecore will have five business days following the receipt of written notice from Parent to cure the breach; or

(e)
the Merger Agreement will have been terminated in accordance with its terms or any event will have occurred which gives Parent or Purchaser the right to terminate the Merger Agreement or not consummate the Merger; or

(f)
Lifecore will have failed to deliver to Parent a certificate executed on behalf of Lifecore by the chief executive officer and chief financial officer of Lifecore certifying that certain of the events described above have not occurred.

        The above conditions are in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement as discussed above. The above conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions set forth in the Merger Agreement, may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed of waiver of any such right and each such right may be deemed an ongoing right that may be asserted by Parent or Purchaser at any time and from time to time.

14.    Dividends and Distributions

        As discussed in "—Section 11. Purpose of the Offer and Plans for Lifecore; Merger Agreement and Other Matters" above, the Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time, Lifecore shall not, and shall not permit any of its subsidiaries to, without the prior approval of Parent, (i) make, declare, set aside, or pay any dividend or distribution with respect to any of its capital stock or otherwise make any payments to its shareholders in their capacity as such (except for dividends paid by a wholly owned subsidiary to Lifecore in the ordinary course of business); (ii) adjust, split, combine or reclassify or otherwise amend the terms of its capital stock, or (iii) repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or other rights, or offer to do the same (other than the acquisition of any Shares tendered by current or former employees or directors in connection with the exercise of stock options).

15.    Certain Regulatory and Legal Matters

        General.    Except as otherwise set forth in this Offer to Purchase, we are not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. Should any such approval or other action be required, Parent and Purchaser currently expect that such approval or action would be sought or taken. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to Lifecore's business or that certain parts of Lifecore's business might not have to be disposed of if any such approvals were not obtained or other action taken

        Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material ("Premerger Notification and Report Forms") have been furnished to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied.

        It is a condition to Purchaser's obligation to accept for payment and pay for the Shares tendered pursuant to the Offer that the waiting period (and any extension thereof) applicable to the purchase of Shares pursuant to the Offer under the HSR Act shall have expired or been terminated. Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing by Parent of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. If within the 15 calendar day waiting period either the FTC or the Antitrust Division were to issue a request for additional documentary material or information (a "Second Request"), the waiting period with respect to the Offer would be extended until ten calendar days following the date of substantial compliance by Parent with that request, unless the FTC or the Antitrust Division terminated the additional waiting period before its expiration. After the expiration of the ten calendar day waiting period, the waiting period could be extended only by court order or with consent of Parent. In practice, complying with a Second Request can take a significant period of time. If the HSR Act waiting period expired or was terminated, completion of the Merger would not require an additional filing under the HSR Act if Purchaser owns more that 50 percent of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expired or terminated.

        Purchaser submitted its notification under the HSR Act on January 30, 2008. The filing by Purchaser triggered the commencement of the waiting period under the HSR Act. The waiting period required by the HSR Act expired at 11:59 p.m. on February 14, 2008.

        The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of Lifecore. At any time before or after the purchase of Shares by Purchaser, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Lifecore or any of their respective subsidiaries or affiliates. Private Parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances.

        Other Foreign Laws.    Lifecore and certain of its subsidiaries conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer or the Merger. In Germany, the Act Against Restraints of Competition ("ARC") requires Parent, Purchaser and the Company to file a notification with the Federal Cartel Office ("FCO") and provides that the acquisition of the Shares in the Offer shall not occur until the transaction is either cleared by the FCO or the applicable review and waiting periods have expired. The applicable review and waiting periods are one month, or in the case of an in-depth investigation, four months, from submission of a complete notification to the FCO. Parent filed a notification with the FCO on February 5, 2008 on behalf of itself, Purchaser and the Company. On February 12, 2008, the required approval by the FCO in respect of the transactions contemplated by the Merger Agreement was obtained. Accordingly, the requirements of the ARC with respect to the acquisitions of Shares in the Offer have been satisfied. Parent and Lifecore are analyzing the applicability of any other such laws and currently intend to take such other actions as may be required or desirable. If any other such laws are applicable or any foreign governmental entity takes an action prior to the completion of the Offer, Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See "—Section 13. Conditions of the Offer."

        Shareholder Approval.    Lifecore has represented in the Merger Agreement that the execution, delivery and performance of the Merger Agreement by Lifecore and the consummation by Lifecore of the Merger and the other transactions contemplated by the Merger Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Lifecore are necessary to authorize the Merger Agreement or to consummate the transactions contemplated therein, other than, to the extent required, the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the voting power of all Shares entitled to vote (the "Requisite Shareholder Vote") in accordance with the MBCA. At a meeting duly called and held, the board of directors of Lifecore approved the matters contemplated by the Merger Agreement, including the Offer and the Merger. As described below, if, as a result of the Offer or otherwise, Purchaser owns 90% or more of the outstanding Shares, the Requisite Shareholder Vote will not be required pursuant to Section 302A.621 of the MBCA and Parent and Purchaser will be able to effect the Merger without the affirmative vote of the shareholders of Lifecore.

        Short-Form Merger.    Section 302A.621 of the MBCA provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into such corporation without any action or vote on the part of the board of directors or the shareholders of such corporation (such merger, a "Short-Form Merger"). In the event that Parent and Purchaser acquire in the aggregate at least 90% of the outstanding Shares pursuant to the Offer, the top-up option or otherwise, then, at their election, a Short-Form Merger could be effected without any approval of the Lifecore board of directors or the shareholders of Lifecore, subject to compliance with the provisions of Section 302A.621 of the MBCA.

        State Takeover Laws.    Lifecore is incorporated under the laws of the State of Minnesota. Under the MBCA and other Minnesota statutes, Lifecore is subject to several state takeover laws including, but not limited to, the Minnesota Control Share Acquisition Act and the Minnesota Business Combination Act. Lifecore has not opted out of the Minnesota Control Share Acquisition Act or the

Minnesota Business Combination Act as permitted under the MBCA, and, accordingly, these laws could apply to the Offer and the Merger.

        Minnesota Control Share Acquisition Act.    Lifecore is currently subject to the Minnesota Control Share Acquisition Act under Section 302A.671 of the MBCA, which provides that, absent certain exceptions, a person who becomes the beneficial owner of a new range of the voting power of the shares of an issuing public corporation (i.e., from less than 20% to 20% or more, from less than 33 1/3% to 33 1/3% or more, or from less than a majority to a majority) will lose voting rights with respect to the shares above any such new percentage level of voting control, in the absence of special shareholder approval. That approval can be obtained only by a resolution adopted by (i) the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote and (ii) the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, excluding all "interested shares" (generally, shares held by the acquiring person, any officer of the issuing public corporation, or any director who is also an employee of the issuing public corporation). If such approval is not obtained, the issuing public corporation may redeem the shares that exceed the new percentage level of voting control at their market value. A shareholders' meeting to vote on whether to grant voting power to the acquiring person may not be held unless the acquiring person has delivered an information statement to the issuing public corporation.

        The above provisions do not apply if the issuing public corporation's articles of incorporation or bylaws approved by the corporation's shareholders provide that the statute is inapplicable or if there is an applicable exception. The statute contains several exceptions, including an exception for cash tender offers (i) approved by a majority vote of the members of a committee composed solely of one or more disinterested directors of the issuing public corporation formed pursuant to Section 302A.673, subdivision 1, paragraph (d) of the MBCA, prior to the commencement of, or the public announcement of the intent to commence, the offer, and (ii) pursuant to which the acquiring person will become the owner of over 50% of the voting stock of the issuing public corporation. Under Section 302A.673 of the MBCA, a director or person is "disinterested" if the director or person is neither an officer nor an employee, nor has been an officer or employee within five years preceding the formation of the committee, of the publicly held Minnesota corporation or of a related organization.

        Lifecore's Amended and Restated Articles of Incorporation, and Amended Bylaws, do not exclude Lifecore from the restrictions imposed by the Minnesota Control Share Acquisition Act. However, prior to the execution of the Merger Agreement, a committee composed solely of disinterested members of the board of directors of Lifecore (the "Special Committee") approved the Offer and the Merger for purposes of the Minnesota Control Share Acquisition Act. Therefore, as an acquisition of shares pursuant to a cash tender offer for all of the voting securities of Lifecore that will not be consummated unless the Minimum Condition is satisfied, the Offer is not subject to the Minnesota Control Share Acquisition Act under Section 302A.671 of the MBCA.

        Minnesota Business Combination Act.    Lifecore is currently subject to the Minnesota Business Combination Act under Section 302A.673 of the MBCA, which prohibits a publicly held Minnesota corporation, like Lifecore, from engaging in any "business combination," including a merger, with an "interested shareholder" (defined as any beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding shares of such corporation entitled to vote) for a period of four years after the date of the transaction in which the person became an interested shareholder, unless, among other things, a committee of that corporation's board of directors comprised solely of one or more disinterested directors has given its approval of either the business combination or the transaction which resulted in the shareholder becoming an "interested shareholder" prior to such shareholder becoming an interested shareholder. Under the MBCA, a director or person is "disinterested" if the director or person is neither an officer nor an employee, nor has been an officer or employee within five years preceding the formation of the committee, of the publicly held Minnesota corporation or of a related organization.

        Prior to the execution of the Merger Agreement, the Special Committee approved both Purchaser's acquisition of the Shares pursuant to the Offer and the subsequent Merger, which Purchaser intends to complete if it consummates the Offer, for the purposes of the Minnesota Business Combination Act. Therefore, the restrictions of the Minnesota Business Combination Act do not apply to Purchaser's intended consummation of the Merger following Purchaser's acquisition of the Shares pursuant to the Offer.

        Takeover Disclosure Statute.    The Minnesota Takeover Disclosure Law, Minnesota Statutes Sections 80B.01-80B.13 (the "Takeover Disclosure Statute"), by its terms requires certain disclosures and the filing of certain disclosure material with the Minnesota Commissioner of Commerce (the "Commissioner") with respect to any offer for a corporation, such as Lifecore, that has its principal place of business in Minnesota and a certain number of shareholders resident in Minnesota. Purchaser filed a registration statement with the Commissioner on the date of this Offer to Purchase. Although the Commissioner does not have an approval right with respect to the Offer, the Commissioner does review the disclosure material for the adequacy of such disclosure and is empowered to summarily suspend the Offer in Minnesota within three days of such filing if the Commissioner determines that the registration statement does not (or the material provided to beneficial owners of the Shares residing in Minnesota does not) provide full disclosure. If such summary suspension occurs, a hearing must be held (within 10 days of the summary suspension) as to whether to permanently suspend the Offer in Minnesota, subject to corrective disclosure. If the Commissioner takes action under the Takeover Disclosure Statute, such action may have the effect of significantly delaying the Offer. In filing a registration statement under the Takeover Disclosure Statute, Purchaser does not concede that some or all of the provisions of the Takeover Disclosure Statute are applicable, valid, enforceable or constitutional.

        "Fair Price" Provision.    Section 302A.675 of the MBCA provides that an offeror may not acquire shares of a Minnesota publicly held corporation from a shareholder within two years following the offeror's last purchase of shares of the same class pursuant to a takeover offer, including, but not limited to, acquisitions made by purchase, exchange or merger, unless the selling shareholder is afforded, at the time of the proposed acquisition, a reasonable opportunity to dispose of the shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. The provision described above does not apply if the proposed acquisition of shares is approved, before the purchase of any shares by the offeror pursuant to the earlier takeover offer, by a committee of the board of directors of the corporation, comprised solely of directors who: (i) are not, nor have been in the preceding five years, officers or directors of the corporation or a related organization; (ii) are not the offerors in the takeover offer or any affiliates or associates of the offeror; (iii) were not nominated for election as directors by the offeror or any affiliates or associates of the offeror; and (iv) were directors at the time of the first public announcement of the earlier takeover offer or were nominated, elected, or recommended for election as directors by a majority of the directors. Prior to the execution of the Merger Agreement, the Special Committee approved both Purchaser's acquisition of the Shares pursuant to the Offer and the subsequent Merger, which Purchaser intends to complete if it consummates the Offer, for the purposes of Section 302A.675 of the MBCA. Therefore, the restrictions of Section 302A.675 of the MBCA do not apply to Purchaser's intended consummation of the Merger following Purchaser's acquisition of the Shares pursuant to the Offer.

        Other States.    A number of other states have adopted laws and regulations that purport to be applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the

Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated, and has a substantial number of shareholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, in Grand Metropolitan PLC v. Butterworth, a U.S. federal district court in Florida held that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        Lifecore, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "—Section 13. Conditions of the Offer."

        Dissenters' Rights.    Holders of the Shares do not have dissenters' rights in connection with the Offer. However, if the Merger (including a Short-Form Merger) is consummated, holders of the Shares at the Effective Time will have certain rights pursuant to the provisions of Section 302A.471 and 302A.473 of the MBCA, including the right to dissent from the Merger and to receive payment in cash of the fair value of the Shares. A holder of Shares must properly perfect its dissenters' rights under Minnesota law in connection with the Merger in order to exercise dissenters' rights. Dissenting Lifecore shareholders who comply with the applicable statutory procedures to perfect their dissenters' rights will be entitled to a judicial determination of the fair value of their Shares and to receive payment of such statutory value in cash, together with a fair rate of interest thereon. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value that you would receive if you perfect dissenters' rights could be more or less than the price per Share to be paid in the Merger.

        The foregoing summary of the dissenters' rights under the MBCA does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any dissenters' rights available under the MBCA and is qualified in its entirety by reference to the MBCA. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the MBCA. If a shareholder who asserts dissenters' rights with respect to its Shares under the MBCA effectively withdraws or otherwise loses for any reason (including failure to perfect) his or her dissenters' rights, then as of the Effective Time of the Merger or the occurrence of such event, whichever later occurs, such holder's Shares will be automatically cancelled and converted into, and represent only the right to receive, the Merger Consideration, without interest and less any required withholding taxes, if any.

DISSENTERS' RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO

ALTERNATIVES AVAILABLE TO SHAREHOLDERS IF THE MERGER IS CONSUMMATED. SHAREHOLDERS WHO WILL BE ENTITLED TO DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING DISSENTERS' RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH SHAREHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

        Litigation.    Purchaser is not aware of any pending legal proceeding relating to the Offer.

16.    Fees and Expenses

        We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

        As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies upon request for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.    Miscellaneous

        We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

        Purchaser and Parent have filed with the Commission the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission in the manner set forth in "—Section 8. Certain Information Concerning Lifecore" under "Available Information."

        No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, Lifecore or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

SOLICITATION OF PROXIES

        THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S SHAREHOLDERS. ANY SOLICITATION WHICH THE PURCHASER OR ANY OF ITS AFFILIATES MIGHT SEEK WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

        SBT Acquisition Inc.

February 21, 2008

ANNEX A

Information Relating to Purchaser, Parent and Certain Related Persons

Directors, Executive Officers and Control Persons

        The name, present principal occupation or employment and employment history for the past five years of each director, executive officer and control person of Purchaser, Parent and WPPE IX are set forth below.

        None of the persons listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Except as otherwise indicated, all persons listed below are citizens of the United States.

Purchaser

        SBT Acquisition Inc. is a Minnesota corporation and a wholly owned direct subsidiary of Parent. The current business address of Purchaser and each person listed below is SBT Acquisition Inc., c/o Warburg Pincus Private Equity IX, L.P., 466 Lexington Avenue, New York, New York, 10017 and telephone number 212-878-0600.

        Noah Knauf—Director, President and Secretary.    Mr. Knauf has served as a director of Purchaser since January 3, 2008. Mr. Knauf is an associate at Warburg Pincus LLC and has been employed by Warburg Pincus LLC since September 2007. From 2005 to 2007, Mr. Knauf was pursuing a Masters of Business Administration at the Stanford Graduate School of Business in Stanford, California. From 2003 to 2005, Mr. Knauf was an associate at Parthenon Capital in Boston, Massachusetts.

        Eric Liu—Director, Vice President and Treasurer.    Mr. Liu has served as a director of Purchaser since January 3, 2008. Mr. Liu is a principal at Warburg Pincus LLC and has been employed by Warburg Pincus LLC since 2004. From 2002 until 2004, Mr. Liu was pursuing a Masters of Business Administration at the Stanford Graduate School of Business in Stanford, California.

Parent

        SBT Holdings Inc. is a Delaware corporation and a wholly owned direct subsidiary of WPPE IX. The current business address of Parent and each person listed below is SBT Holdings Inc., c/o Warburg Pincus Private Equity IX, L.P., 466 Lexington Avenue, New York, New York, 10017 and telephone number 212-878-0600.

        Noah Knauf—Director, President and Secretary.    Mr. Knauf has served as a director of Parent since January 3, 2008. Mr. Knauf is an associate at Warburg Pincus LLC and has been employed by Warburg Pincus LLC since September 2007. From 2005 to 2007, Mr. Knauf was pursuing a Masters of Business Administration at the Stanford Graduate School of Business in Stanford, California. From 2003 to 2005, Mr. Knauf was an associate at Parthenon Capital in Boston, Massachusetts.

        Eric Liu—Director, Vice President and Treasurer.    Mr. Liu has served as a director of Parent since January 3, 2008. Mr. Liu is a principal at Warburg Pincus LLC and has been employed by Warburg Pincus LLC since 2004. From 2002 until 2004, Mr. Liu was pursuing a Masters of Business Administration at the Stanford Graduate School of Business in Stanford, California.

WPPE IX

        WPPE IX is a Delaware limited partnership. Warburg Pincus IX, LLC is a New York limited liability company and the sole general partner of WPPE IX ("WP IX LLC"). Warburg Pincus

Partners LLC is a New York limited liability company and the sole member of WP IX LLC ("WPP LLC"). Warburg Pincus LLC is a New York limited liability company that manages WPPE IX ("WP LLC"). Warburg Pincus & Co. is a New York general partnership and the managing member of WPP LLC ("WP"). Messrs. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC (Mr. Kaye, Mr. Landy, WPPE IX, WP IX LLC, WPP LLC, WP LLC and WP collectively being referred to as the "Warburg Entities").

        The address of the principal business and principal office of each of the Warburg Entities is c/o Warburg Pincus LLC, 466 Lexington Avenue, New York, New York 10017 and telephone number 212-878-0600.

        The principal business of WPPE IX is that of making private equity and related investments. The principal business of WP is acting as the managing member of WPP LLC. The principal business of WPP LLC is acting as general partner to certain private equity funds and as the sole member of WP IX LLC. The principal business of WP IX LLC is acting as general partner of WP IX. The principal business of WP LLC is managing certain private equity funds, including WP IX. The principal business of each Mr. Kaye and Mr. Landy is, and for the past five years has been, acting as a Managing General Partner of WP and Co-President and Managing Member of WP LLC.

        Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each shareholder of Lifecore or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

Wells Fargo Bank, N.A.

By Mail: Wells Fargo Bank, N.A. Shareowner Services Corporate Actions Department P.O. Box 64854 St. Paul, Minnesota 55164-0854	By Facsimile Transmission: (Guaranteed Delivery Form ONLY) Wells Fargo Bank, N.A. Shareowner Services Corporate Actions Department (800) 468-9716 (phone) (651) 450-2452 (fax)	By Hand or Overnight Courier: Wells Fargo Bank, N.A. Shareowner Services Corporate Actions Department 161 North Concord Exchange South St. Paul, Minnesota 55075

        Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below, and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016

(212) 929-5500 (Call Collect)
or
 CALL TOLL-FREE (800) 322-2885
Email: tenderoffer@mackenziepartners.com

QuickLinks

  Exhibit 99(a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE OFFER
Lifecore—Fiscal 2008 Management Budget Summary (all amounts in dollars)
Lifecore—Additional Management Projections Summary (all amounts in thousands of dollars, except Diluted EPS)
SOLICITATION OF PROXIES
ANNEX A Information Relating to Purchaser, Parent and Certain Related Persons Directors, Executive Officers and Control Persons
Wells Fargo Bank, N.A.